As filed with the Securities and Exchange Commission on January 13, 2006

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________

Nevada	Unicorp, Inc.	75-1764386
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)
Kevan Casey
1117 Herkimer Street, Suite 110		1117 Herkimer Street, Suite 110
Houston, Texas 77008		Houston, Texas 77008
(713) 802-2944	1311	(713) 802-2944
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)
Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095	Christopher K. Davies, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common stock, par value $0.001 per share	18,293,103	shares(2)	$0.58	$10,610,000	$1,248.80
TOTAL	18,293,103	shares(2)	$0.58	$10,610,000	$1,248.80

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)
Of these shares, 17,959,770 are being registered under a Standby Equity Distribution Agreement between Unicorp and Cornell Capital Partners, L.P. and 322,222 shares were issued to Cornell Capital Partners, L.P. as a one-time commitment fee under the Standby Equity Distribution Agreement and 11,111 shares issued to Monitor Capital, Inc. as a placement agent fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                        Subject to completion, dated January 13, 2006

UNICORP, INC.

18,293,103 Shares of Common Stock

This prospectus relates to the sale of up to 18,293,103 shares of common stock of Unicorp, Inc. by certain persons who are stockholders of Unicorp, including Cornell Capital Partners, L.P. Please refer to “Selling Stockholders” beginning on page 11. Unicorp is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Unicorp will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement, which was entered into on August 8, 2005 between Unicorp and Cornell Capital Partners, and no other stockholders. All costs associated with this registration will be borne by Unicorp. Unicorp has agreed to allow Cornell Capital Partners to retain a fee of 5% of the proceeds raised under the Equity Distribution Agreement.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “UCPI.OB”. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On January 9, 2006, the last reported sale price of our common stock was $0.58 per share. These prices will fluctuate based on the demand for the shares of our common stock.

Please refer to “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January __, 2006

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment in Unicorp.

Overview

Unicorp, Inc. is a developmental stage company and is engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids primarily from unconventional reservoirs such as fractured shales, coal beds and tight sands within the United States. We have obtained a farmout agreement to potentially acquire up to 7,600 net acres in the New Albany Shale trend in Ohio County, Kentucky. Effective June 1, 2005, we acquired an approximate 35% working interest in the Abbeville Field located in Vermillion Parish, Louisiana. During the three months ended September 30, 2005, we acquired additional working interests from individuals in the Abbeville Field which has resulted in us owning a 95.4% and 72.7% working interest in each well, respectively. In addition to the foregoing, we have entered into agreements to participate in three drilling prospects in Jefferson Davis Parish, Louisiana, St. Landry Parish, Louisiana and Brazoria County, Texas with working interests of 40%, 25% and 15%, respectively. We intend to expend our capital resources to develop these projects and seek out additional opportunities for drilling of fractured shales and conventional reserves and acquire oil and gas producing reserves within the continental United States.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. Since inception we have experienced recurring losses from operations, which losses have caused our accumulated deficit of $8,481,343 as of September 30, 2005. In addition, for the period inception (July 12, 2004) to December 31, 2004 and for the nine months ended September 30, 2005 we incurred a net loss of $7,019,555 and $1,387,192, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

About Us

Our principal executive offices are located at 1117 Herkimer Street, Suite 110, Houston, Texas 77008. Our telephone number is (713) 802-2944, and our website is located at www.unicorpinc.net.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of Unicorp. Cornell Capital Partners intends to sell up to 18,281,992 shares of common stock, of which 17,959,770 are under the Equity Distribution Agreement and 322,222 shares of our common stock were issued to Cornell Capital Partners as a one-time commitment fee under the Equity Distribution Agreement. The 322,222 shares of common stock issued as a commitment fee equaled $300,000 based upon our stock price on the date of issuance. At an assumed offering price of $0.5568 per share, we should be able to receive approximately $10,000,000 in gross proceeds under the Equity Distribution Agreement. Monitor Capital Inc. received a placement agent fee of 11,111 common shares in connection with a Placement Agent Agreement entered into between Unicorp and Monitor Capital Inc., which amount equaled $10,000 based upon our stock price on the date of issuance.

On August 8, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay Unicorp 91%, or a 9% discount on the per share price of our common stock on the principal market. Cornell Capital Partners’ obligation to purchase shares of Unicorp’s common stock under the Equity Distribution Agreement is subject to certain conditions, including Unicorp obtaining an effective registration statement for shares of common stock sold under the Equity Distribution Agreement and is limited to $2,000,000 per five business days.

In connection with the Equity Distribution Agreement, we have also entered into a Placement Agent Agreement, dated as of August 8, 2005, with Monitor Capital Inc., a registered broker-dealer. Upon execution of the Placement Agent Agreement, Monitor Capital Inc. received, as a one-time placement agent fee, 11,111 shares of Unicorp’s common stock in an amount equal to $10,000 divided by the volume weighted average price of Unicorp’s shares, as quoted on Bloomberg, LP, as of August 8, 2005.

If our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement, otherwise, there will be a decrease in the amount of proceeds we may receive under the Equity Distribution Agreement. The following table shows the number of shares to be issued under the Equity Distribution Agreement at an assumed offering price of $0.5568 per share and 25%, 50% and 75% discounts to the assumed market price.

Assumed Offering:	$0.5568	$0.4176	$0.2784	$0.1392
Number of Shares(1):	17,959,770	17,959,770	17,959,770	17,959,770
Total Outstanding (2):	101,284,654	101,284,654	101,284,654	101,284,654
Percent Outstanding (3):	17.73%	17.73%	17.73%	17.73%
Net Cash to Unicorp:	$9,415,000	$7,040,000	$4,665,000	$2,290,000

(1)
Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement.

(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Common Stock Offered	18,293,103 shares by selling stockholders
Offering Price	Market price
Common Stock Outstanding Before the Offering (1)	83,324,884 shares as of January 9, 2006
Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Distribution Agreement will be used for drilling and lease acquisition costs and general corporate purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”
Over-the-Counter Bulletin Board Symbol	UCPI.OB

_______________

(1) Excludes up to 17,959,770 shares of our common stock that will be issued under the Equity Distribution Agreement.

SUMMARY FINANCIAL INFORMATION
UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(A Company in the Developmental Stage)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$451,372	$818,324
Certificates of deposit	525,055	1,001,425
Oil and gas receivable	98,769	--
Deferred offering costs	352,500	--
Prepaid expenses	4,810	111,632
Total current assets	1,432,506	1,931,381
Oil and gas properties, full cost method:
Costs subject to amortization	551,483	--
Costs not subject to amortization	785,177	641,523
	1,336,660	641,523
Accumulated depletion	(14,836)	--
Oil and gas properties, net	1,321,824	641,523
Other assets	5,000	5,000
Total assets	$2,759,330	$2,577,904

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$247,900	$32,142
Notes payable	492,000	580,000
Accrued liabilities	47,158	8,548
Total current liabilities	787,058	620,690

Shareholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, none issued	--	--
Common stock, $.001 par value, 1,500,000,000 shares authorized, 82,719,725 and 82,127,034 issued and outstanding at
September 30, 2005 and December 31, 2004, respectively	82,720	82,127
Additional paid-in capital	10,370,895	8,993,238
Stock subscription receivable	--	(24,000)
Deficit accumulated in the developmental stage	(8,481,343)	(7,094,151)
Total shareholders’ equity	1,972,272	1,957,214

Total liabilities and shareholders’ equity	$2,759,330	$2,577,904

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2005,
INCEPTION (JULY 12, 2004) TO SEPTEMBER 30, 2005
AND INCEPTION (JULY 12, 2004) TO DECEMBER 31, 2004
(A Company in the Developmental Stage)

	Nine Months Ended September 30, 2005	Inception (July 12, 2004) to September 30, 2005	Inception (July 12, 2004) to December 31, 2004
	(Unaudited)	(Unaudited)

Oil and gas revenue	$122,688	$122,688	$--
Lease operating expenses	49,347	49,347	--
Depletion expense	14,836	14,836	--
Gross profit	58,505	58,505	--

Operating expenses:
Office administration	19,053	26,617	7,564
Payroll expenses	118,187	118,187	--
Merger expenses	--	167,082	167,082
Investor relations	270,610	458,266	187,656
Professional services	271,434	420,578	149,144
Stock issuances below market value	--	6,047,950	6,047,950
Intrinsic value of employee stock options	720,000	720,000	--
Other	46,426	58,665	12,239
Total operating expenses	1,445,710	8,017,345	6,571,635

Other income (expense):
Interest income	41,144	42,876	1,732
Interest expense	(41,131)	(490,783)	(449,652)
Total other	13	(447,907)	(447,920)
Net loss	$(1,387,192)	$(8,406,747)	$(7,019,555)

Net loss per share:
Basic and diluted	$(0.02)	$(0.10)	$(0.09)

Weighted average number of common shares outstanding:
Basic and diluted	82,243,221	81,049,373	79,310,463

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

We Are Subject To Various Risks That May Materially Harm Our Business, Financial Condition And Results Of Operations

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

Management Recognizes That We Must Raise Additional Financing To Fund Our Ongoing Operations And Implement Our Business Plan Or We Could Be Forced To Curtail Or Cease Operations

It is imperative that we obtain debt and/or equity financing to implement our business plan and to finance ongoing operations. There can be no assurance that any new capital will be available or that adequate funds will be sufficient for our operations, whether from financial markets, or that other arrangements will be available when needed or on terms satisfactory to our management. Our failure to obtain adequate additional financing may require us to delay, curtail or scale back some or all of our operations and may hinder our ability to expand our business. Any additional financing may involve dilution to our then-existing shareholders, which could result in a decrease in the price of our shares.

Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Equity Distribution Agreement. The amount of each advance under the Equity Distribution Agreement is subject to a maximum amount equal to $2,000,000. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. If the market price of our shares of common stock declines, we would be required to issue more shares of common stock in order to draw down the same dollar amount of an advance than if our stock price were higher.

We Have Been The Subject of a Going Concern Opinion By Our Independent Auditors Which Have Raised Substantial Doubt As To Our Ability To Continue As A Going Concern

We have been the subject of a “going concern” opinion by our independent auditors. Our consolidated financial statements have been prepared assuming we will continue as a going concern. Since inception we have experienced recurring losses from operations, which losses have caused our accumulated deficit of $8,481,343 as of September 30, 2005. In addition, for the period inception (July 12, 2004) to December 31, 2004 and for the nine months ended September 30, 2005 we incurred a net loss of $7,019,555 and $1,387,192, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely affected and we may have to cease operations.

We Will Need To Raise Additional Capital and Debt Funding To Sustain Operations

We are reliant on either term debt financing or sale of equity to obtain cash to pay our employees and suppliers. Thus, unless we can become profitable, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales.

Since inception on July 12, 2004, we have relied on external financing to fund our operations. Such financing has historically come from a combination of borrowings and the sale of common stock to related and third parties. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to scale back our business operations. Any of these events could be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital from either the equity market or from debt sources to fund our operating costs, current liabilities and anticipated future expansion.

Because Of The Speculative Nature Of Natural Gas And Oil Exploration, There Is Substantial Risk That No Commercially Exploitable Natural Gas Or Oil Will Be Found And That This Business Will Fail

The search for commercial quantities of natural gas and oil as a business is extremely risky. The properties which we may lease may not contain commercially exploitable quantities of natural gas or oil. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of natural gas or oil. Problems such as unusual or unexpected formations and other conditions are involved in natural gas or oil exploration and often result in unsuccessful exploration efforts. We may not be able to discover and produce commercial quantities of natural gas or oil. If we do not discover and produce commercial quantities of natural gas or oil, we will not have any products or services to offer and our business could fail.

Because Of The Inherent Dangers Involved In Natural Gas And Oil Exploration, There Is A Risk That We May Incur Liability Or Damages As We Conduct Our Business

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, explosions and other hazards against which we cannot insure or against which we may elect not to insure. In addition, we may be subject to certain liability with respect to certain federal and state environmental laws. We do not maintain insurance against such hazards. The payment of such liabilities may have a material adverse effect on our financial position, liquidity or results of operations.

We Could Fail To Attract Or Retain Key Personnel

Our success largely depends on the efforts and abilities of key executives and consultants, including Kevan Casey, our Chairman and Chief Executive Officer, and Carl A. Chase, our Chief Financial Officer. The loss of the services of either officer could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on either executive officer. In addition, we do need to attract additional high quality technical and consulting personnel. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract the sufficient number and quality of staff.

We Are Subject To Price Volatility Due To Our Operations Materially Fluctuating; As A Result, Any Quarter-To-Quarter Comparisons In Our Financial Statements May Not Be Meaningful

As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

•	The level of consumer product demand;

•	Weather conditions;

•	Domestic and foreign governmental regulations;

•	The price and availability of alternative fuels;

•	Technical advances affecting energy consumption;

•	Proximity and capacity of oil and gas pipelines and other transportation facilities;

•	Political conditions in natural gas and oil producing regions;

•	The domestic and foreign supply of natural gas and oil;

•	The ability of members of Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	The price of foreign imports; and

•	Overall domestic and global economic conditions.

Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 83,324,884 shares of common stock outstanding as of January 9, 2006, 1,280,226 shares are, or will be, freely tradable without restriction, unless held by our “affiliates”. The remaining 82,044,658 shares of common stock, which will be held by existing stockholders, including our officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

The sale of shares pursuant to the Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, at January 9, 2006, at an assumed offering price of $0.5568 per share, the new stockholders would have experienced an immediate dilution in the net tangible book value of $0.4437 per share. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price And Will Have An Incentive To Sell Its Shares, Which May Cause The Price Of Our Common Stock To Decline

Cornell Capital Partners will purchase shares of our common stock pursuant to the Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to immediately sell any shares of our common stock that it purchases pursuant to the Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

Cornell Capital Partners may be deemed to beneficially own the shares of common stock to be issued to Cornell Capital Partners corresponding to a particular advance notice from us even before such shares of common stock have been delivered to Cornell Capital Partners and it may sell those shares before they have been delivered. Such sales may cause our stock price to decline.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 18,293,103 shares of common stock being registered in this offering. That means that up to 18,293,103 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the Securities and Exchange Commission will continue to be subject to the provisions of various insider trading and Rule 144 regulations.

The Sale Of Our Stock Under Our Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our common stock, the price decline that would result from this activity will cause the share price to decline more to which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of common stock in the market. If there is an imbalance on the sell side of the market for our common stock, the price will likely decline.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time. These factors may negatively impact our shareholders’ ability to sell shares of our common stock.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Equity Distribution Agreement When Needed

We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Equity Distribution Agreement we have signed with Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum cash advance of $2,000,000 during any seven trading day period. Based on an assumed offering price of $0.5568 per share, we will be able to draw a total amount of $10,000,000 in gross proceeds under the Equity Distribution Agreement. This amount will utilize approximately 17,959,770 shares of our common stock we are registering pursuant to the Equity Distribution Agreement and under this registration statement. If the actual average price at which we sell shares of common stock under the Equity Distribution Agreement is less than $0.5568 per share, we would need to issue additional shares to fully utilize the funds available under the Equity Distribution Agreement.

We May Not Be Able To Obtain A Cash Advance Under The Equity Distribution Agreement If Cornell Capital Partners Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our oil and natural gas, we could be forced to curtail or cease our operations.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling stockholders are the entities who have assisted in or provided financing to Unicorp. A description of each selling stockholder’s relationship to Unicorp and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired under the Equity Distribution Agreement	Percentage of Outstanding Shares to Be Acquired under the Equity Distribution Agreement	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)
Shares Acquired in Financing Transactions with Unicorp
Cornell Capital Partners, L.P.	322,222	0.39%	17,959,770	17.73%	18,281,992 (2)	0%
Monitor Capital, Inc.	11,111	0.01%	--	0.00%	11,111	0%
Total	333,333	0.40%	17,959,770	17.73%	18,293,103	0%

_______________

(1)
Applicable percentage of ownership is based on 83,324,884 shares of common stock outstanding as of January 9, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of January 9, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 9, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)	Includes 17,959,770 shares of our common stock pursuant to the Equity Distribution Agreement and 322,222 shares of our common stock issued to Cornell Capital Partners as a one-time commitment fee.

The following information contains a description of each selling stockholder’s relationship to Unicorp and how each selling stockholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship with Unicorp, except as follows:

Shares Acquired In Financing Transactions with Unicorp

Cornell Capital Partners. Cornell Capital Partners is the investor under the Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Unicorp. Those transactions are explained below.

Equity Distribution Agreement. On August 8, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock, for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay 91%, or a 9% discount, of the per share price for our common stock on the principal market.

There are certain risks related to sales by Cornell Capital Partners, including:

•
The outstanding shares will be issued based on a discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners receives more shares.

•
To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

•
The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stock could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

Monitor Capital, Inc. On August 8, 2005, we entered into a Placement Agent Agreement with Monitor Capital, Inc., a registered broker-dealer, non-affiliated with Cornell Capital Partners. Pursuant to the Placement Agent Agreement, we paid Monitor Capital, Inc. a one-time placement agent fee of 11,111 restricted shares of common stock equal to approximately $10,000 based on our stock price on the date of issuance.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Unicorp so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS
RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive proceeds from the sale of 17,959,770 shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement, which we entered into with Cornell Capital Partners, on August 8, 2005. Under the Equity Distribution Agreement, we may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10,000,000. The purchase price of the shares purchased under the Equity Distribution Agreement will be equal to 91%, or a 9% discount of the per share price of our common stock on a principal market.

Pursuant to the Equity Distribution Agreement, we cannot receive a cash advance for more than $2,000,000 every seven trading days or more than $10,000,000 over 24 months. We are issuing 17,959,770 shares of our common stock under this registration statement in connection with the Equity Distribution Agreement. If we were to use the entire $10,000,000 available under the Equity Distribution Agreement we should receive $9,415,000 in net proceeds.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus a 9% discount payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds	$2,500,000	$5,000,000	$10,000,000

Net proceeds	$2,290,000	$4,665,000	$9,415,000

Number of shares issued under the Equity Distribution Agreement at an assumed offering price of $0.5568	4,489,942	8,979,885	17,959,770

USE OF PROCEEDS:
Drilling and lease acquisition costs, Ohio County, KY	$1,126,000	$2,621,600	$5,983,100
Drilling costs, Jefferson Davis Parish, LA	340,000	680,000	680,000
Drilling and lease acquisition costs, Brazoria County, TX	392,500	660,000	1,532,500
Drilling and lease acquisition costs, Cameron Parish, LA	--	--	516,000
Drilling and lease acquisition costs, St. Landry Parish, LA	205,300	478,400	478,400
General corporate purposes	226,200	225,000	225,000
Total:	$2,290,000	$4,665,000	$9,415,000

DILUTION

Our net tangible book value as of September 30, 2005 was $1,972,272 or $0.0238 per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an assumed offering price of $0.5568 per share, which is in the range of the recent share price. At an assumed offering price of $0.5568 per share, we would need to issue to Cornell Capital Partners 17,959,770 shares of our common stock to receive approximately $10,000,000 in gross proceeds under the Equity Distribution Agreement.

If we assume that we issued 17,959,770 shares of our common stock under the Equity Distribution Agreement at an assumed offering price of $0.5568 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees equal to 5% of the advances we will receive from Cornell Capital Partners and offering expenses of $85,000, our net tangible book value as of September 30, 2005 would have been $11,387,272 or $0.1131 per share. Cornell Capital Partners would receive a 9% discount to the per-share price on the purchase of 17,959,770 shares of common stock. Such an offering would represent an immediate increase in the net tangible book value to existing stockholders of $0.0893 per share and an immediate dilution to new stockholders of $0.4437 per share. The following table illustrates the per share dilution:

Assumed offering price per share		$0.5568
Net tangible book value per share before this offering	$0.0238
Increase attributable to new investors	0.0893
Net tangible book value per share after this offering		0.1131
Dilution per share to new stockholders		$0.4437

In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed market prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED (1)	DILUTION PER SHARE TO NEW INVESTORS
$0.5568	17,959,770	$0.4437
$0.4176	17,959,770	$0.3281
$0.2784	17,959,770	$0.2125
$0.1392	17,959,770	$0.0969

(1)	This represents the maximum number of shares of common stock that are being registered under the Equity Distribution Agreement at this time.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On August 8, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners, L. P. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 91%, or a 9% discount of the per share purchase price of our common stock on a principal market. As a one-time commitment fee under the Equity Distribution Agreement, Cornell Capital Partners received 322,222 shares of our common stock. In addition, we engaged Monitor Capital, Inc., a registered broker-dealer, as our placement agent in connection with the Equity Distribution Agreement. For their services, Monitor Capital Inc., received 11,111 shares of our common stock as a placement agent fee, equal to $10,000 based on our stock price on the date of issuance. The effectiveness of the sale of the shares under the Equity Distribution Agreement is conditioned upon registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws. The costs associated with this registration will be borne by us.

Equity Distribution Agreement Explained

Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. We may request cash advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $10,000,000 or twenty four (24) months after the effective date of this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $2,000,000, and we may not submit a request for an advance within five trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. However, in the event the price of our common stock decreases we will have to register additional shares of common stock to attain the maximum amount available under the Equity Distribution Agreement. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners’ beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to obtain an advance under the Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at an assumed offering price of $0.5568 per share, we would issue 17,959,770 shares of common stock to Cornell Capital Partners for net proceeds of $9,415,000 (assuming offering costs of $85,000). These shares would represent 17.73% of our outstanding common stock upon issuance. We are registering 17,959,770 shares of common stock for sale under the Equity Distribution Agreement. Assuming an offering price of $0.5568 per share, we should be able to fully utilize the entire $10,000,000 available under the Equity Distribution Agreement. If the average price for which we sold the shares under the Equity Distribution Agreement is lower than $0.5568 per share, we will need to file another registration statement with the SEC to register additional shares of common stock to fully utilize the shares we are registering under the Equity Distribution Agreement.

As our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement, otherwise, we will experience a decrease in the amount of proceeds we may be able to receive under the Equity Distribution Agreement. The following table shows the number of shares to be issued under the Equity Distribution Agreement at an assumed offering price of $0.5568 per share and 25%, 50% and 75% discounts to the assumed market price.

Assumed Offering:	$0.5568	$0.4176	$0.2784	$0.1392
Number of Shares(1):	17,959,770	17,959,770	17,959,770	17,959,770
Total Outstanding (2):	101,284,654	101,284,654	101,284,654	101,284,654
Percent Outstanding (3):	17.73%	17.73%	17.73%	17.73%
Net Cash to Unicorp:	$9,415,000	$7,040,000	$4,665,000	$2,290,000

(1)
Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement.

(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

Proceeds used under the Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

All fees and expenses under the Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $85,000 in connection with this registration statement, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, on August 8, 2005, Cornell Capital Partners received 322,222 shares of our common stock as a one-time commitment fee. In addition, we issued 11,111 shares of our common stock to Monitor Capital, Inc., an unaffiliated registered broker-dealer, as compensation for its services as a placement agent.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions other than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay us 91% of the purchase price for our shares, or a 9% discount on the per share price of our common stock on the principal market. Cornell Capital Partners received 322,222 of our common stock as a one-time commitment fee. The 5% retainage and the commitment fee are underwriting discounts. In addition, we engaged Monitor Capital, Inc., an unaffiliated registered broker-dealer, to act as our placement agent in connection with the Equity Distribution Agreement. In connection therewith, Monitor Capital, Inc. received 11,111 shares of our common stock as a one-time placement agent fee.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $1,248.80, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,251.20. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Unicorp, Inc. is a developmental stage company and is engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids primarily from unconventional reservoirs such as fractured shales, coal beds and tight sands within the United States. We have obtained a farmout agreement to potentially acquire up to 7,600 net acres in the New Albany Shale trend in Ohio County, Kentucky. Effective June 1, 2005, we acquired an approximate 35% working interest in the Abbeville Field located in Vermillion Parish, Louisiana. During the three months ended September 30, 2005, we acquired additional working interests from individuals in the Abbeville Field which has resulted in us owning a 95.4% and 72.7% working interest in each well, respectively. In addition to the foregoing, we have entered into agreements to participate in three drilling prospects in Jefferson Davis Parish, Louisiana, St. Landry Parish, Louisiana and Brazoria County, Texas with working interests of 40%, 25% and 15%, respectively. We intend to expend our capital resources to develop these projects and seek out additional opportunities for drilling of fractured shales and conventional reserves and acquire oil and gas producing reserves within the continental United States.

Going Concern

Our consolidated financial statements have been prepared assuming we will continue as a going concern. Since inception we have experienced recurring losses from operations, which losses have caused our accumulated deficit of $8,481,343 as of September 30, 2005. In addition, for the period inception (July 12, 2004) to December 31, 2004 and for the nine months ended September 30, 2005 we incurred a net loss of $7,019,555 and $1,387,192, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, the accompanying financial statements will be adversely effected and we may have to cease operations.

Critical Accounting Policies

General

The Consolidated Financial Statements and Notes to Consolidated Financial Statements contain information that is pertinent to this management’s discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities. Management believes these accounting policies involve judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset and liability amounts. Management believes it has exercised proper judgment in determining these estimates based on the facts and circumstances available to our management at the time the estimates were made. The significant accounting policies are described in our financial statements.

Oil And Gas Properties

We follow the full cost method of accounting for our oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities, are capitalized. Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized.

The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and gas reserves as determined by independent petroleum engineers. Excluded from amounts subject to depletion are costs associated with unevaluated properties. Natural gas and crude oil are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of crude oil.

Net capitalized costs are limited to the lower of unamortized costs net of deferred tax or the cost center ceiling. The cost center ceiling is defined as the sum of (i) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs, adjusted for contract provisions and financial derivatives that hedge our oil and gas reserves; (ii) the cost of properties not being amortized; (iii) the lower of cost or market value of unproved properties included in the cost center being amortized and; (iv) income tax effects related to differences between the book and tax basis of the natural gas and crude oil properties.

Revenue Recognition

Revenue is recognized when title to the products transfer to the purchaser. We follow the “sales method” of accounting for our natural gas and crude oil revenue, so that we recognize sales revenue on all natural gas or crude oil sold to our purchasers, regardless of whether the sales are proportionate to our ownership in the property. A receivable or liability is recognized only to the extent that we have an imbalance on a specific property greater than the expected remaining proved reserves.

Accounting For Stock-Based Compensation

We account for stock-based compensation based on the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended by the Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” Accounting Principles Board Opinion No. 25 and Financial Accounting Standards Board Interpretation No. 44 state that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of our common stock on the grant date. We adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

In December 2002, the Financial Accounting Standards Board issued its Statement No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure—an amendment of Financial Accounting Standards Board Statement No. 123.” This Statement amends Statement of Financial Accounting Standards No. 123, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement of Financial Accounting Standards No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The transition and annual disclosure provisions of Statement of Financial Accounting Standards No. 148 are effective for fiscal years ending after December 15, 2002, and the interim disclosure provisions were effective for the first interim period beginning after December 15, 2002. We account for non-employee stock option expense in accordance with SFAS 123 and EITF 96-18. We did not voluntarily change to the fair value based method of accounting for stock-based employee compensation, therefore, the adoption of Statement of Financial Accounting Standards No. 148 did not have a material impact on our operations and/or financial position.

Results Of Operations For The Nine Months Ended September 30, 2005

Revenue

For the nine months ended September 30, 2005 we generated $122,688 in revenue. Effective June 1, 2005, we acquired an interest in the Abbeville Field located in Vermillion Parish, Louisiana. All of our revenue was derived from the production of crude oil for the month of June 2005 through September 2005 from the Abbeville Field.

Lease Operating Expenses and Depletion

Lease operating expenses are comprised of the cost of operations of our interest in the Abbeville Field. Lease operating expenses and depletion for the nine months ended September 30, 2005 were $64,183, all of which were incurred in June 2005 through September 2005.

Gross Profit

Gross profit for the nine months ended September 30, 2005 was $58,505. Effective August 1, 2005, we purchased additional working interests in the Abbeville Field and we believe our revenue, lease operating expenses, depletion and gross profit will increase in the future. Due to the location of the wells in the Louisiana gulf coast, the wells were shut-in two days as a result of Hurricane Katrina and four days as a result of Hurricane Rita. We incurred no damage from Hurricane Katrina and only minor repairs were required as a result of Hurricane Rita. We intend to perform a full reservoir engineering analysis to determine if there are opportunities to expand production within the field and will utilize the 3-D seismic we acquired in the recent acquisition of an additional working interest to search for additional exploration and/or development prospects.

Operating Expenses

Operating expenses decreased for the three months ended September 30, 2005, to $207,562 as compared to $265,762 for the three months ended June 30, 2005. The major components of operating expenses this current quarter were payroll expenses of $36,214, investor relations of $79,618 and professional services of $73,675. Our current employees are our CEO and CFO who earn a specified amount of cash each month and our CEO is provided health insurance, a car allowance and a home office allowance. We continued to invest in our investor relations program during the period to inform current and potential investors of our operations. Professional services are comprised of accounting fees, legal fees, engineering fees and other professional services.

Other Income (Expense)

During the nine months ended September 30, 2005, we earned $41,144 on three certificates of deposit held by a foreign bank. We incurred interest expense during the nine months ended September 30, 2005 of $41,131 on our promissory notes. From our inception (July 12, 2004) to September 30, 2005, we had interest income of $42,876 and interest expense of $490,783. Our total other income for the nine months ended September 30, 2005 was $13 and for the period from inception to September 30, 2005 was a loss of $447,907.

Net Loss

Unicorp recorded a net loss for the nine months ended September 30, 2005, of $1,387,192, or $0.02 per share (basic and diluted), compared with a net loss of $8,406,747 or $0.10 per share (basic and diluted), for the period from our inception (July 12, 2004) to September 30, 2005. The primary reason for these significant net losses is the cost associated with the start-up of our operations and stock issuances below market value.

Results Of Operations For the Period Inception (July 12, 2004) To December 31, 2004

Revenue

Unicorp is a development stage company. From our inception, July 12, 2004, to the fiscal year ended December 31, 2004 we did not generate any revenue. During this period our efforts and resources were used in our start-up operations and the development of our business.

Operating Expenses

Operating expenses for the period inception (July 12, 2004) to December 31, 2004 were $6,571,635. The major components of our operating expenses were merger expenses of $167,082 and non-cash expenses associated with stock issuances below market value of $6,047,950. Our subsidiary, Affiliated Holdings, Inc., paid $160,000 for a majority of the outstanding shares of Unicorp in the reverse merger with the remaining expenses being legal fees associated with the merger. This was a non-cash charge of $160,000 to operating expenses. In September 2004, we raised $75,000 and issued 5.9 million shares of our common stock. The difference between the actual price for which we sold the stock and the fair market value on the date of the sale was charged to expense for a total charge of $5,824,950. During October and November 2004, we sold 132,000 shares of our common stock to nine non-accredited investors for $0.25 per share for total proceeds of $33,000 and recorded non-cash compensation expense of $223,000 as a result of the issuances below the then fair market value of the stock on the date of sale.

Gross Profit

During the period ended December 31, 2004, we did not generate any revenue to realize any gross profit. Most of our capital resources were derived from loans and the issuance of our common stock.

Other Income (Expense)

During the period ended December 31, 2004, we had other expenses of $447,920. These expenses consisted mainly of interest expense of $449,652. This interest expense was charged as a result of our issuance of one-year promissory notes in the principal amount of $580,000. The notes were deemed to have a beneficial conversion feature as the conversion price was less than the fair market value on the date of funding. The beneficial conversion feature was computed to be $443,626 and was charged to interest expense during the period ended December 31, 2004.

Net Loss

We recorded a net loss for the period ended December 31, 2004, of $7,019,555 which was primarily due to stock issuances below market value of $6,047,950 and interest expense associated with the beneficial conversion of our short-term debt of $443,626.

Liquidity and Capital Resources

At September 30, 2005, we had cash balances in non-restrictive accounts of $451,372, one certificate of deposit at a foreign bank totaling $525,055 and positive working capital of $645,448.

Included in the working capital balance at September 30, 2005, is $492,000 principal amount in the form of one year, 10% convertible secured notes to five investors. The notes are due in November and December 2005 and the funds were used to pay for lease bonus costs and drilling and completion costs of four wells on our Cecilia Prospect located in Hardin County, Kentucky. At the option of the note holders, the notes are convertible into our common stock at a conversion price of $0.80 per share anytime prior to November and December 2005. Interest on the 10% convertible notes is payable quarterly out of available cash flow from our operations as determined by our Board of Directors, or if not paid but accrued, will be paid at the next fiscal quarter or at maturity. The conversion price of the notes was calculated based on a discount to the bid price on the date of funding.

Net cash used in operating activities for the nine months ended September 30, 2005, was $340,815. We recorded a net loss of $1,387,192 which was partially offset by non-cash charges totaling $871,719. The non-cash charges were composed of depletion of oil and gas properties, expenses associated with the issuance of common stock for services and the intrinsic value of stock options issued to employees below market value. In addition, we experienced an increase in accounts receivable of $98,769 associated with sales of crude oil and billings to our joint interest partners, an increase in deferred offering costs of $42,500 and an increase in prepaid items of $4,810. We experienced an increase in accounts payable of $305,758 primarily attributable to the acquisition of additional working interests and lease operating expenses at Abbeville Field and accrued liabilities of $38,609 due to accrued interest on our notes payable which also partially offset the net loss.

Net cash used in investing activities was $145,137. One certificate of deposit which was listed as a non-cash item at December 31, 2004, matured in the nine months ended September 30, 2005. During the nine months ended September 30, 2005, We acquired an interest in the Abbeville Field located in Vermillion Parish, Louisiana for $483,484 in cash and $50,000 in common stock, including commissions and established an escrow account for plugging and abandonment costs for the field. Additionally, we (i) paid $1,804 drilling costs and $54,804 for our proportionate share of land and geological and geophysical costs of our prospect located in Jefferson Davis Parish, Louisiana, (ii) paid $84,750 for our proportionate share of land and geological costs of our prospect located in Brazoria County, Texas and (iii) paid $12,000 for additional geological and geophysical analysis of our two prospects located in Hardin and Ohio Counties, Kentucky. We also incurred $4,688 of drilling costs on our Ohio County, Kentucky prospect.

Net cash provided by financing activities of $119,000 includes repayment of notes payable of $88,000, which use was offset by the exercise of stock options of $183,000 and the collection of a stock subscription receivable of $24,000.

On August 8, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 91%, or a 9% discount, of the per share purchase price of our common stock on a principal market. The price paid by Cornell Capital Partners for our stock is determined as of the date of each individual request for an advance under the Equity Distribution Agreement. The amount of each cash advance is limited to $2,000,000 per five consecutive trading days after the advance notice is provided to Cornell Capital Partners.

Upon the execution of the Equity Distribution Agreement, Cornell Capital Partners received as a one-time commitment fee of 322,222 shares of our common stock which we valued at $300,000 on the date of issuance. In connection with the Equity Distribution Agreement, we have also entered into a Placement Agent Agreement, dated as of August 8, 2005, with Monitor Capital Inc., a non-affiliated registered broker-dealer. Upon execution of the Placement Agent Agreement, Monitor Capital Inc. received, as a one-time placement agent fee, 11,111 shares of our common stock in an amount equal to $10,000 divided by the closing bid price of our shares on the date of issuance.

At December 31, 2004, we had cash balances in non-restrictive accounts of $818,324 which included a certificate of deposit at a foreign bank in the amount of $300,307 and positive working capital of $1,310,691. Included in the working capital balance are two certificates of deposit at a foreign bank maturing in June and December 2005 of $500,651 and $500,774, respectively.

Also included in the working capital balance at December 31, 2004, is $580,000 principal amount in the form of one year, 10% convertible secured notes to five investors. The notes are due in November and December 2005 and the funds were used to pay for lease bonus costs and drilling and completion costs of four wells on the Cecilia Prospect located in Hardin County, Kentucky. At the option of the note holder, the notes are convertible into our common stock at a conversion price of $0.80 per share anytime prior to November and December 2005. Interest on the 10% convertible notes is payable quarterly out of available cash flow from operations as determined by our Board of Directors, or if not paid but accrued, will be paid at the next fiscal quarter or at maturity. The conversion price of the notes was calculated based on a discount to the bid price on the date of funding.

Net cash used in operating activities for the period of inception (July 12, 2004) through December 31, 2004 was $236,421. We recorded a net loss of $7,019,555 which was partially offset by non-cash charges totaling $6,742,443. The non-cash charges were primarily composed of expenses associated with the issuance of common stock below market value, the issuance of convertible notes below market value, stock and stock options issued for services and non-cash merger expenses. We experienced an increase in prepaid legal fees through the issuance of common stock for legal services to be provided during 2005.

Net cash used in investing activities includes the purchase of two certificates of deposits in the amount of $1,001,425, payments of lease bonus and prepaid drilling costs of our Hardin County, Kentucky project and joint venture costs associated with our South Texas Vibro Seismic Impact Technology project (“VSIT”), which project we have abandoned.

Net cash provided by financing activities includes notes payable of $580,000, the sale of stock for cash of $118,000 and cash proceeds from the exercise of stock options of $610,250. During the quarter ended December 31, 2004, an officer and shareholder of Unicorp holding more than 10% of our outstanding shares, sold our shares of common stock in transactions deemed to be short-swing sales. As such, the officer and shareholder disgorged to us the profits realized from the stock sale in the amount of approximately $1.4 million. We accounted for the cash receipt as a contribution from a shareholder and reflected the proceeds as an increase in additional paid-in capital in our financial statements. Proceeds from this sale did not effect our consolidated statement of operations.

There are no assurances that funds through other sources of financing will be available or, even if they are available, that they will be available on terms that will be acceptable to us. If we are unable to raise additional funds, we may have to limit our operations to an extent not presently determinable by management, but which may include the sale of any assets owned or our ceasing to conduct business. Should we be unable to obtain the funding needed to participate in the prospects to which we have committed, we will not be able to participate in such prospects.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (SFAS 123R). This statement revises SFAS No. 123, supersedes APB No. 25, and requires companies to recognize the cost of employee stock options and other awards of stock-based compensation based on the fair value of the award as of the grant date. The effective date of this pronouncement is as of the beginning of the fiscal year that begins after June 15, 2005. The Company has not yet determined the impact that SFAS 123R will have on its results of operations and expects to adopt SFAS 123R on January 1, 2006.

In December 2004, the FASB published the following two final FASB Staff Positions, effective immediately. FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” giving guidance on applying FASB Statement No. 109, Accounting for Income Taxes, to the tax deduction on qualified production activities provided by the American Jobs Creation Act of 2004. FAS 109-2 “Accounting and Disclosure Guidance for that Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” provides guidance on the Act’s repatriation provision. We do not believe that the adoption of FAS 109-1 or FAS 109-2 will have a material impact on its consolidated financial position, results of operations or cash flows.

In November 2004, the FASB Emerging Issues Task Force, or EITF, reached a consensus in applying the conditions in Paragraph 42 of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” (EITF 03-13). Evaluation of whether operations and cash flows have been eliminated depends on whether (1) continuing operations and cash flows are expected to be generated, and (2) the cash flows, based on their nature and significance, are considered direct or indirect. This consensus should be applied to a component that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. We do not believe that the adoption of EITF 03-13 will have a material impact on our consolidated financial position, results of operations or cash flows.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (SFAS No. 151). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006, beginning on January 1, 2006. We do not believe the adoption of SFAS No. 151 will have a material impact on our consolidated financial position, results of operations and cash flows.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Overview

Organizational History

Unicorp, Inc., a developmental stage company, originally incorporated on May 8, 1981 in the state of Nevada under the name of Texoil, Inc., to engage in minerals exploration, production, refining and transportation. Unicorp has not been engaged in any significant activities since 1992 when both Unicorp and our subsidiaries ceased active operations and we liquidated our operating assets.

On July 29, 2004, Unicorp acquired all of the common stock of Affiliated Holdings, Inc., a Texas corporation, pursuant to a stock agreement by and among Unicorp, Affiliated Holdings and the stockholders of Affiliated Holdings. As a result of the stock transaction, Affiliated Holdings became a wholly-owned subsidiary of Unicorp, through which our operations are conducted.

Subsidiaries

•
Affiliated Holdings, Inc. - This subsidiary was incorporated in the State of Texas on July 12, 2004, for the purpose of the acquisition and development of oil and natural gas properties. On July 29, 2004, Affiliated Holdings exchanged 100% of its common stock for approximately 99% of the common stock of Unicorp. Affiliated Holdings will be the subsidiary from which we will conduct our oil and gas operations.

•
Marcap International, Inc. - This subsidiary was incorporated in Texas on August 23, 1984, as Whitsitt Oil Company to engage in oil and gas exploration and production activities in Ohio and Texas. Marcap International was acquired by the Company in 1988 and the name, Whitsitt Oil Company, was changed to Martex Trading Co., Inc. and subsequently to Marcap International. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities.

•
Laissez-Faire Group, Inc. - This subsidiary was incorporated in Texas on August 16, 1996 and acquired by the Company on December 31, 1997. Laissez-Faire Group, Inc. has not yet engaged in any significant business activities. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities

Our Focus On Unconventional Natural Gas Reserves

We believe that unconventional reservoirs such as fractured shales, coal beds and tight sands will not produce at commercial rates until such time as the formation is successfully stimulated with fracturing. We currently have the rights to earn through drilling a 75% working interest in approximately 7,000 gross acres situated in Hardin County, Kentucky and in December 2004 acquired an additional 2,400 net acres on this prospect. We recently drilled four wells on this acreage. We have been notified that there has been damage to these four wells during the completion phase. The current operator has proposed a procedure which could possibly repair the damage to these four wells. The initial four wells were drilled on a “turn-key basis” and as such, we have requested the operator to perform the stimulation procedures on the possibly damaged wells at its sole cost and expense. We have, at our sole cost and expense, ordered additional geological and geophysical data to determine if we should continue drilling operations on this prospect. In April 2005 we obtained a farmout agreement to potentially acquire an additional 7,600 net acres in the New Albany trend in Ohio County, Kentucky. We began drilling operations on our initial test well on October 28, 2005, and are presently designing our completion procedures.

Low Cost Development Of Existing Property Base

We intend to utilize low cost drilling techniques to develop the acreage we own in Ohio County, Kentucky and possibly Hardin County, Kentucky. These low cost development techniques are comprised of low drilling costs due to the marginal depths we are required to drill to reach our objective formation, which costs are somewhat offset by the required cost of fracture stimulation to determine if the wells are commercially productive.

Pursuit Of Selective Complimentary Acquisitions

We intend to seek acquisitions of existing producing properties or opportunities to drill in an attempt to find additional conventional and unconventional reserves. Additionally, we are seeking the acquisition of conventional oil and gas reserves. Effective June 1, 2005, we acquired an approximate 35% working interest in the Abbeville Field located in Vermillion Parish, Louisiana and effective August 1, 2005. During the three months ended September 30, 2005, we acquired additional working interests from individuals in the Abbeville Field which has resulted in us owning a 95.4% and 72.7% working interest in each well, respectively. In addition to the foregoing, we have entered into agreements to participate in three drilling prospects in Jefferson Davis Parish, Louisiana, St. Landry Parish, Louisiana and Brazoria County, Texas with working interests of 40%, 25% and 15%, respectively. We intend to expend our capital resources to develop these projects and seek out additional opportunities for drilling of fractured shales and conventional reserves and acquire oil and gas producing reserves within the continental United States.

Competition

Competition in the oil and gas industry is extreme. We compete with major oil companies and large independents for the acquisition of leases and properties. Most competitors have financial and other resources which substantially exceed ours. Resources of our competitors may allow them to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than we are able. Our ability to replace and expand our reserves is dependent on our ability to select and acquire producing properties and prospects for future drilling.

Customers

Once production begins from our properties we lease or own, our typical customers will be marketers of oil and gas products and we seek end-users for the sale of our production. Our current purchaser of our crude oil production at Abbeville Field is Central Crude, Inc.

Employees

We currently have two employees, Kevan Casey, Chief Executive Officer, and Carl A. Chase, Chief Financial Officer. We intend to add additional employees as required to implement our business plan. Currently, we rely on the expertise provided by consulting reservoir engineers, geologists and geophysicists.

MANAGEMENT

Officers And Directors

The following table sets forth the names and positions of our executive officers and directors. Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

As of January 9, 2006, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

Name	Age	Position	Term

Kevan M. Casey	34	Chief Executive Officer and Director	July 29, 2004 to present
Carl A. Chase	56	Chief Financial Officer, Secretary, Treasurer and Director	July 29, 2004 to present

Below are the biographies of each of our officers and directors:

    Kevan M. Casey has served as Chief Executive Officer and Director since July 29, 2004. From April 2003 until December 2005, he was also chairman and a director of eLinear, Inc., an integrated technology solutions provider of security, IP Telephony and network and storage solutions infrastructure listed on the American Stock Exchange. He and Mr. Tommy Allen founded NetView Technologies, Inc. in December 2001 and Mr. Casey served as its president from its inception. NetView was acquired by eLinear, Inc. in April 2003. In 1998, he founded United Computing Group and United Consulting Group, a value-added retailer and an information technology consulting firm, where he served as president and chief executive officer. In December 1999, United Computing Group and United Consulting Group were acquired by C1earWorks.net, Inc., and Mr. Casey continued as president of the companies until December 2001. During the year ended December 31, 2004, Mr. Casey, an officer and shareholder of Unicorp holding more than 10% of our outstanding shares, sold shares of our common stock in transactions deemed to be short-swing sales. As such, he disgorged to us the profits realized from the stock sale in the amount of approximately $1.4 million. We accounted for the cash receipt as a contribution from a shareholder and reflected the proceeds as an increase in additional paid-in capital in our financial statements. Proceeds from this sale did not effect our consolidated statement of operations.

Carl A. Chase has served as our Secretary and Treasurer since July 29, 2004 and Chief Financial Officer and a director of Unicorp since August 20, 2004. He is also chairman and a director of eLinear, Inc., an integrated technology solutions provider of security, IP Telephony and network and storage solutions infrastructure listed on the American Stock Exchange. Since February 2005, Mr. Chase has served as a consultant to Rockport Healthcare Group, Inc., a preferred provider organization for work-related injuries and illnesses and from April 2001 to January 2005, Mr. Chase served as senior vice president - budgets & controls for Rockport, which is listed on the OTC-BB. Prior to joining Rockport, Mr. Chase was an independent consultant to Rockport from August 2000. From August 1999 to May 2000, Mr. Chase was chief financial officer of ClearWorks.net, Inc. Mr. Chase also served as chief financial officer of Bannon Energy Incorporated, an independent oil and gas company, from December 1992 to August 1999 and has held various management and financial positions within the oil and gas industry since 1975.

Involvement In Legal Proceedings

None of our executive officers or directors have been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

None of our executive officers or directors has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

None of our executive officers or directors is the subject of any pending legal proceedings.

Committees of the Board and Attendance

We currently have no audit committee or other committees that serve under our board of directors. Our board of directors will have, among others, the following committees: an audit committee and a compensation committee. The composition and responsibilities of each committee are described below.

Audit Committee

The audit committee will oversee our corporate accounting and financial reporting process. Among other duties, it will:

•	evaluate our independent auditors’ qualifications, independence and performance;

•	determine the engagement of the independent auditors;

•	approve the retention of our independent auditors to perform any proposed permissible non-audit services;

•	review our financial statements;

•	review our critical accounting policies and estimates;

•	oversee our internal audit function; and

•	discuss with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements.

We did not have an audit committee during the last fiscal year, nor do we currently have an audit committee. The members of our audit committee will be Messrs. Chase, who will be the committee chair, and Casey. Mr. Chase will be our audit committee financial expert.

Compensation Committee

The duties of our compensation committee will include:

•	reviewing and recommending policy relating to compensation and benefits of our officers and employees;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers;

•	evaluating the performance of these officers in light of those goals and objectives; and

•	setting compensation of these officers based on such evaluations.

We did not have a compensation committee, during the last fiscal year, nor do we currently have a compensation committee. The compensation will committee attempt to structure executive compensation to align management with shareholder interests. The key components of compensation involve base salary, bonus and stock options, with an emphasis on long-term, at risk compensation. In reviewing the amount of compensation paid to executive officers, the compensation committee will review peer companies as an established medium for determining market compensation. The committee will review this peer group in determining base salary, bonuses and total cash compensation for all of our executive officers.

The compensation committee will also administer the issuance of stock options and other awards under our stock incentive plans. The members of our compensation committee will be Messrs. Casey, who will be the committee chair, and Chase.

The Board of Directors held two board meetings during the last fiscal year.

Director Compensation

Directors who are also employees do not receive any compensation for serving as directors. We do not have any non-employee directors. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the board of directors or any board committee or otherwise incurred in their capacities as directors.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers (including our chief executive officer, chief financial officer, chief accounting officer and any person performing similar functions) and employees. The Code of Ethics is an exhibit to our Form 10-KSB for the fiscal year ended December 31, 2004 that was filed with the SEC on April 15, 2005.

Executive Compensation

We had no employees during the last three fiscal years. None of the named executive officers received any compensation during the last three fiscal years.

Option Issuances

There were no individual grants of stock options made during our last fiscal year to our named executive officers and no named executive officers owned any options at December 31, 2004. See below for a description of stock options issued to our CEO and CFO.

Employment Contracts and Termination of Employment and Change-in-Control Agreements

On January 1, 2005, Unicorp and Mr. Casey entered into an employment agreement where we agreed to employ Mr. Casey as our Chief Executive Officer, commencing on January 1, 2005 and terminating on December 31, 2005. This agreement was renewed effective December 31, 2005, for a one year period through December 31, 2006. Under his employment agreement, Mr. Casey has the right to terminate his employment agreement at any time and for no stated reason. We may terminate his employment agreement only upon Mr. Casey’s disability, death or with cause. The employment agreement entitles Mr. Casey to a monthly base salary of $8,000, a quarterly retention bonus of $7,000, and eligibility to receive a bonus of $6,500 for every successful oil and/or gas well that is drilled and completed.

Under his employment agreement, Mr. Casey received a non-qualified five-year option to purchase 240,000 shares of our common stock at an exercise price of $1.00 per share, which option vested on January 1, 2005. The employment agreement also provides for car, health plan and home office allowances.

If Mr. Casey’s employment is terminated without cause, he shall receive $96,000 payable in twelve monthly installments, all unreimbursed expenses, and any bonus earned as of his termination date.

Mr. Casey’s employment agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to Unicorp.

On January 1, 2005, Unicorp and Mr. Chase entered into an employment agreement where we agreed to employ Mr. Chase as our Chief Financial Officer, commencing on January 1, 2005 and terminating on December 31, 2005. This agreement was renewed effective December 31, 2005, for a one year period through December 31, 2006 Mr. Chase or Unicorp shall have the right to terminate his employment agreement at any time and for no stated reason. The amended employment agreement entitles Mr. Chase to a monthly base salary of $5,000.

Under the employment agreement, Mr. Chase received a non-qualified five-year option to purchase 120,000 shares of our common stock at an exercise price of $1.00 per share which option vested on January 1, 2005.

Mr. Chase’s employment agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company.

DESCRIPTION OF PROPERTY

Lease Agreement

Effective November 2004, we signed a six-month lease for office space at a cost of $200 per month. The lease expired on April 30, 2005. We lease office space from Herkimer Properties, LLC, of which Carl A. Chase, our Chief Financial Officer and a Director, owns 50%. We believe this rental amount is below market. We are continuing our lease on a month to month basis at the currently existing monthly rental rate of $200 per month.

LEGAL PROCEEDINGS

We are not party to any legal proceedings.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information as of January 9, 2006, with respect to the beneficial ownership of the common stock by (i) each director and officer of the Company, (ii) all directors and officers as a group and (iii) each person known by the Company to own beneficially 5% or more of the common stock:

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)

KM Casey No.1 Ltd.		49,457,108(2)	59.0%
1117 Herkimer Street, Suite 110
Houston, Texas 77008

Tommy Allen		20,001,476	24.0%
2901 West Sam Houston Pkwy Suite E-300
Houston, Texas 77043

Trevor Ling		7,280,727	8.7%
5050 Westheimer
Houston, Texas 77056

Total:		76,739,311	91.6%

SECURITY OWNERSHIP OF MANAGEMENT
Title of Class	Name and Address of Beneficial Owner	Shares Owned Beneficially(1)	% of Class Owned

Common stock	Kevan Casey	49,457,108(2)	58.9%
	1117 Herkimer Street, Suite 110
	Houston, Texas 77008

Common stock	Carl A. Chase	4,143,884(3)	4.9%
	1117 Herkimer Street, Suite 110
	Houston, Texas 77008

	All Officers and Directors as a Group (2 people)	53,600,992	63.8%

_______________

(1)
Applicable percentage of ownership is based on 83,324,884 shares of common stock outstanding as of January 9, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of January 9, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 9, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)
Mr. Kevan Casey exercises voting and dispositive power over all shares beneficially owned by KM Casey No. 1 LTD. Includes 225,000 non-qualified stock options exercisable at $1.00 per share and 232,108 shares to be issued upon conversion of our convertible notes.

(3)	Includes 120,000 non-qualified stock options exercisable at $1.00 per share and 33,884 shares to be issued upon conversion of our convertible notes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Notes Payable

During November and December 2004, we issued $580,000 principal amount in the form of one year, 10% convertible secured notes to five investors, of which two of the investors are both officers and directors of our company. The notes are due in November and December 2005 and the funds were used to pay for lease bonus costs and drilling and completion costs of four wells on our Cecilia Prospect located in Hardin County, Kentucky. At the option of the note holders, the notes are convertible into our common stock at a conversion price of $0.80 per share anytime prior to November and December 2005. Interest on the 10% convertible notes is payable quarterly out of available cash flow from operations as determined by our Board of Directors, or if not paid but accrued, will be paid at the next fiscal quarter or at maturity. The conversion price of the notes was calculated based on a discount to the bid price on the date of funding. During December 2005, $300,000 principal amount and $33,358 of accrued interest was converted into 416,498 shares of our common stock.

Lease Agreement

Effective November 2004, we signed a six-month lease for office space at a cost of $200 per month. The lease expired on April 30, 2005. We lease office space from Herkimer Properties, LLC, of which Carl A. Chase, our Chief Financial Officer and a Director, owns 50%. We believe this rental amount is below market. We are continuing our lease on a month-to-month basis at the currently existing monthly rental rate of $200 per month.

Contribution

During the fiscal year ended December 31, 2004, Mr. Casey, an officer and shareholder holding more than 10% of our outstanding shares, sold shares of our common stock in transactions deemed to be short-swing sales. As such Mr. Casey distributed to us the profits realized from the sale of the stock in the amount of approximately $1.4 million. We accounted for the cash receipt as a contribution from a shareholder and reflected the proceeds as an increase in additional paid-in capital in our financial statements.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the NASDAQ Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Year 2005	High	Low
October 1 to December 31	$1.82	$0.60
Quarter ended September 30	$1.85	$0.90
Quarter ended June 30	$2.15	$0.35
Quarter ended March 31	$3.10	$1.01
Year 2004
Quarter ended December 31	$9.50	$0.90
Quarter ended September 30	$9.00	$4.60
Quarter ended June 30	$12.00	$4.00
Quarter ended March 31	$4.00	$2.00
Year 2003
Quarter ended December 31	$1.00	$0.20
Quarter ended September 30	$0.20	$0.20
Quarter ended June 30	$0.20	$0.20
Quarter ended March 31	$0.60	$0.20

Holders Of common stock

As of January 9, 2006, we had approximately 1,007 shareholders of our common stock 83,324,884 shares of our common stock were issued and outstanding.

Dividends

We have never declared or paid a cash dividend. There are no restrictions on the common stock or otherwise that limit the ability of us to pay cash dividends if declared by our Board of Directors. The holders of common stock are entitled to receive dividends, if and when declared by our Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to the shareholders. Generally, we are not able to pay dividends if after payment of the dividends, we would be unable to pay our liabilities as they become due or if the value of our assets, after payment of the liabilities, is less than the aggregate of our liabilities and stated capital of all classes. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

Equity Compensation Plan

The following table gives information about our common stock that may be issued upon the exercise of options under our 2004 Stock Option Plan as of January 9, 2006, which have been approved by our stockholders, and under compensation arrangements that were not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	619,500	$1.71	4,745,205
Equity compensation plans not approved by security holders	--	--	--
Total	619,500	$1.71	4,745,205

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize the issuance of 1,500,000,000 shares of common stock, $0.001 par value per share. As of January 9, 2006, we had 83,324,884 outstanding shares of common stock. We are authorized to issue 25,000,000 shares of preferred stock, none of which have been issued to date. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by our Board of Directors out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in our business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

We are authorized to issue 25,000,000 shares of $0.001 par value preferred stock. No preferred stock has been issued to date. The preferred stock, which is commonly known as “blank check preferred”, may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by our Board of Directors in their sole discretion, at the time of issuance.

Limitation Of Liability: Indemnification

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of, from and against certain claims arising from or related to future acts or omissions as a director or officer of Unicorp. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Unicorp pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Unicorp that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Unicorp’s Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render it more difficult or to discourage an attempt to obtain control of Unicorp by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

EXPERTS

The consolidated financial statements for the fiscal year ended December 31, 2004, included in this prospectus and incorporated by reference in this registration statement, have been audited by Thomas Leger & Co. L.L.P., as stated in their independent auditor’s report appearing within the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

Transfer Agent

    The transfer agent for our common stock is OTC Stock Transfer Company. Their address is 231 E 2100 S, Suite #3, Salt Lake City, Utah 84115, and their telephone number is (801) 485-5555.

LEGAL MATTERS

The Law Offices of Michael Kulwin will pass upon the validity of the shares of common stock offered hereby. The Law Offices of Michael Kulwin is located at 317 South Sixth Street, Second Floor, Las Vegas, Nevada 89101.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to Unicorp and the shares to which this prospectus relates. Copies of the registration statement and other information filed by Unicorp with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at Public Reference Room 100 F Street, NE, Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as Unicorp which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

INDEX TO
FINANCIAL STATEMENTS

F-i

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(A Company in the Developmental Stage)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$451,372	$818,324
Certificates of deposit	525,055	1,001,425
Oil and gas receivable	98,769	--
Deferred offering costs	352,500	--
Prepaid expenses	4,810	111,632
Total current assets	1,432,506	1,931,381
Oil and gas properties, full cost method:
Costs subject to amortization	551,483	--
Costs not subject to amortization	785,177	641,523
	1,336,660	641,523
Accumulated depletion	(14,836)	--
Oil and gas properties, net	1,321,824	641,523
Other assets	5,000	5,000
Total assets	$2,759,330	$2,577,904

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$247,900	$32,142
Notes payable	492,000	580,000
Accrued liabilities	47,158	8,548
Total current liabilities	787,058	620,690

Shareholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, none issued	--	--
Common stock, $.001 par value, 1,500,000,000 shares authorized, 82,719,725 and 82,127,034 issued and outstanding at
September 30, 2005 and December 31, 2004, respectively	82,720	82,127
Additional paid-in capital	10,370,895	8,993,238
Stock subscription receivable	--	(24,000)
Deficit accumulated in the developmental stage	(8,481,343)	(7,094,151)
Total shareholders’ equity	1,972,272	1,957,214

Total liabilities and shareholders’ equity	$2,759,330	$2,577,904

See accompanying notes to unaudited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER, 30, 2005 AND
INCEPTION (JULY 12, 2004) TO SEPTEMBER 30, 2005
(A Company in the Developmental Stage)
(Unaudited)

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005	Inception (July 12, 2004) to September 30, 2005

Oil and gas revenue	$106,838	$122,688	$122,688
Lease operating expenses	44,089	49,347	49,347
Depletion expense	14,424	14,836	14,836
Gross profit	48,325	58,505	58,505

Operating expenses:
Office administration	8,011	19,053	26,617
Payroll expenses	36,214	118,187	118,187
Merger expenses	--	--	167,082
Investor relations	79,618	270,610	458,266
Professional services	73,675	271,434	420,578
Stock issuances below market value	--	--	6,047,950
Intrinsic value of employee stock options	--	720,000	720,000
Other	10,044	46,426	58,665
Total operating expenses	207,562	1,445,710	8,017,345

Other income (expense):
Interest income	8,504	41,144	42,876
Interest expense	(13,242)	(41,131)	(490,783)
Total other	(4,738)	13	(447,907)

Net loss	$(163,975)	$(1,387,192)	$(8,406,747)

Net loss per share:
Basic and diluted	$(0.00)	$(0.02)	$(0.10)

Weighted average number of common shares outstanding:
Basic and diluted	82,429,452	82,243,221	81,049,373

See accompanying notes to unaudited consolidated financial statements.

UNICORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2005 AND
INCEPTION (JULY 12, 2004) TO SEPTEMBER 30, 2005
(A Company in the Developmental Stage)
(Unaudited)
	Nine Months Ended September 30, 2005	Inception (July 12, 2004) to September 30, 2005
Cash flows from operating activities:
Net loss	$(1,387,192)	$(8,406,747)
Adjustments to reconcile net loss to cash used in operating activities:
Depletion	14,836	14,836
Stock issuances below market value	--	6,047,950
Issuance of convertible notes below market value	--	443,626
Stock and stock options issued for services	136,883	227,750
Intrinsic value of employee stock options	720,000	720,000
Non-cash merger expenses	--	160,000
Non-cash investment income	(23,630)	(25,055)
Changes in assets and liabilities:
Accounts receivable	(98,769)	(98,769)
Deferred offering costs	(42,500)	(42,500)
Prepaid items	(4,810)	(4,810)
Accounts payable	305,758	337,900
Accrued liabilities	38,609	47,157
Net cash used in operating activities	(340,815)	(578,662)
Cash flows from investing activities:
Purchase of certificates of deposit	--	(1,000,000)
Maturity of certificates of deposit	500,000	500,000
Investment in oil and gas properties	(645,137)	(1,286,660)
Deposits	--	(5,000)
Net cash used in investing activities	(145,137)	(1,791,660)
Cash flows from financing activities:
Proceeds from notes payable	--	580,000
Repayment of notes payable	(88,000)	(88,000)
Stock issued for cash	--	118,000
Exercise of stock options	183,000	793,250
Collection of stock subscription receivable	24,000	24,000
Proceeds from contribution by shareholder	--	1,393,444
Net cash provided by financing activities	119,000	2,820,694
Net increase (decrease) in cash	(366,952)	450,372
Cash and cash equivalents, beginning of period	818,324	1,000
Cash and cash equivalents, end of period	$451,372	$451,372

Supplemental cash flow disclosures:
Interest paid	$--	$--
Taxes paid	$--	$--
Supplemental non-cash disclosures:
Stock issued for offering costs	$310,000	$310,000
Stock issued for acquisition of producing properties	$50,000	$50,000
Stock issued for payment of accounts payable	$90,000	$90,000

See accompanying notes to unaudited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(A Company in the Developmental Stage)

Note 1. Organization and Nature of Business, Statement of Information Furnished

The accompanying unaudited consolidated financial statements of Unicorp, Inc. and Subsidiaries (the “Company” or “Unicorp”) have been prepared pursuant to the rules and regulations for interim financial information and the instructions to Form 10-QSB and Regulation S-B. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been omitted. In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 2005, and the results of operations and cash flows for the three and nine months ended September 30, 2005 and from inception (July 12, 2004) to September 30, 2005.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Operating results for interim periods are not necessarily indicative of the results that may be expected for the complete fiscal year. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

As of September 30, 2005, Unicorp had three wholly-owned subsidiaries as follows:

•
Affiliated Holdings, Inc. (“Affiliated”) - This subsidiary was incorporated in the State of Texas on July 12, 2004, for the purpose of raising capital to be used for projects in the oil and gas industry. On July 29, 2004, Affiliated exchanged 100% of its common stock for approximately 99% of the common stock of Unicorp. Affiliated is the subsidiary from which the Company conducts its oil and gas operations.

•
Marcap International, Inc. (“Marcap”) - This subsidiary was incorporated in Texas on August 23, 1984, as Whitsitt Oil Company to engage in oil and gas exploration and production activities in Ohio and Texas. Marcap was acquired by the Company in 1988 and the name, Whitsitt Oil Company, was changed to Martex Trading Co., Inc. and subsequently to Marcap. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities.

•
Laissez-Faire Group, Inc. (“LFGI”) - This subsidiary was incorporated in Texas on August 16, 1996 and was acquired by the Company on December 31, 1997. LFGI has not yet engaged in any significant business activities. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities.

The unaudited consolidated financial statements include the accounts of Unicorp, Inc., and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Stock Options

On July 29, 2004, the Board of Directors adopted the 2004 Stock Option Plan (the “2004 Plan”), which allows for the issuance of up to 6,000,000 stock options to directors, executive officers, employees and consultants of the Company who are contributing to the Company’s success. As of September 30, 2005, there were 669,500 non-qualified stock options outstanding at exercise prices ranging from $1.00 to $3.50 per share pursuant to the 2004 Plan, all of which are immediately exercisable. During the quarter ended September 30, 2005, the Company issued 250,000 non-qualified stock options to a consultant.

The Company applies and intends to continue to apply the recognition and intrinsic value measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for those plans. The Company recorded $720,000 of stock-based compensation expense for stock options issued to employees which is reflected in the net loss for the nine month period ended September 30, 2005, because certain options granted had exercise prices less than the market value of the underlying common stock on the date of the grant.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	Nine Months Ended September 30, 2005	Inception (July 12, 2004) to September 30, 2005

Net loss, as reported	$(1,387,192)	$(8,406,747)
Stock-based compensation under fair value method	(356,331)	(356,331)
Pro forma net loss	$(1,743,523)	$(8,763,078)

Net loss per share:
Basic and diluted, as reported	$(0.02)	$(0.10)
Stock-based compensation under fair value method	--	(0.01)
Basic and diluted, pro forma	$(0.02)	$(0.11)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 245%, risk-free interest rate of 1.5%, and expected life of five years.

Note 2. Reverse Merger

On July 29, 2004, Unicorp closed on a transaction acquiring all of the common stock of Affiliated Holdings, Inc., a Texas corporation (“Affiliated”), pursuant to a stock agreement by and among the Company, Affiliated and the stockholders of Affiliated (the “Stock Transaction”). As a result of the Stock Transaction, Affiliated became a wholly-owned subsidiary of the Company, through which the Company’s oil and gas operations are being conducted. References herein to the Company include Affiliated.

As a result of the closing of the Transaction, the Company issued an aggregate of 75,000,000 shares of its common stock to the former shareholders of Affiliated (in exchange for all the outstanding capital stock of Affiliated), resulting in the former shareholders of Affiliated owning approximately 99.2% of the issued and outstanding Company common stock. Affiliated paid $160,000 for the purchase of Unicorp and incurred $7,082 in legal fees to close the transaction.

Note 3. Common stock

During the nine months ended September 30, 2005, the Company issued 59,412 shares of its common stock to an individual for payment of accounts payable of $90,000 ($1.51 per share), which the Company valued at $90,000 and 1,250 shares to a company to replace a stock certificate erroneously issued by the Company’s prior transfer agent. In addition, the Company issued 160,000 shares to two individuals resulting from the exercise of stock options and the Company received cash of $183,000.

In conjunction with the equity distribution agreement with Cornell Capital Partners, the Company issued to Cornell a one-time commitment fee of 322,222 shares of its common stock valued at $300,000 and a one-time placement fee of 11,111 shares of its common stock to Monitor Capital, Inc. valued at $10,000.

In September 2005, the Company issued 38,462 shares of its common stock, valued at $50,000, to an individual as part of its purchase from the individual of his working interest in Abbeville Field and 3-D seismic data covering several square miles in Vermillion Parish, Louisiana.

Note 4. Notes Payable

During November and December 2004, the Company issued $580,000 principal amount in the form of one year, 10% convertible secured notes to five investors. The notes are due in November and December 2005 and the funds were used to pay for lease bonus costs and drilling and completion costs of four wells on the Company’s Cecilia Prospect located in Hardin County, Kentucky. At the option of the note holder, the notes are convertible into common stock of the Company at a conversion price of $0.80 per share anytime prior to November and December 2005. Interest on the 10% convertible notes is payable quarterly out of available cash flow from operations as determined by the Company’s Board of Directors, or if not paid but accrued, will be paid at the next fiscal quarter or at maturity. The conversion price of the notes was calculated based on a discount to the bid price on the date of funding. As the conversion price was below the fair value of the common stock on the date issued, the Company recorded the beneficial conversion feature of the note in accordance with the provisions found in EITF 98-5 by recording a $443,626 discount on the note. The discount was recorded as interest expense during the fiscal quarter ended December 31, 2004, as the notes were immediately convertible.

The notes payable at September 30, 2005 and December 31, 2004, are as follows:

	September 30, 2005	December 31, 2004
Note due to an officer of the Company at an annual interest rate of 10%, due November 18, 2005 and convertible into Company common stock at $0.80 per share	$167,000	$230,000
Note due to a shareholder of the Company at an annual interest rate of 10%, due November 18, 2005 and convertible into Company common stock at $0.80 per share	135,000	135,000
Note due to a shareholder of the Company at an annual interest rate of 10%, due November 18, 2005 and convertible into Company common stock at $0.80 per share	130,000	130,000
Note due to an officer of the Company at an annual interest rate of 10%, due November 23, 2005 and convertible into Company common stock at $0.80 per share	10,000	10,000
Note due to an officer of the Company at an annual interest rate of 10%, due December 13, 2005 and convertible into Company common stock at $0.80 per share	15,000	15,000
Note due to an officer of the Company at an annual interest rate of 10%, due December 23, 2005 and convertible into Company common stock at $0.80 per share	--	25,000
Note due to a shareholder of the Company at an annual interest rate of 10%, due December 23, 2005 and convertible into Company common stock at $0.80 per share	10,000	10,000
Note due to a shareholder of the Company at an annual interest rate of 10%, due December 28, 2005 and convertible into Company common stock at $0.80 per share	25,000	25,000
Total notes payable	$492,000	$580,000

During the nine months ended September 30, 2005, the Company repaid $88,000 principal amount of the above notes to K.M. Casey No. 1 Ltd., of which the Company’s CEO is the president of the general partner.

Note 5. Funding

On August 8, 2005, the Company entered into an equity distribution agreement with Cornell Capital Partners. Pursuant to the equity distribution agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of its common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the equity distribution agreement, Cornell Capital Partners will pay the Company 91%, or a 9% discount, of the offering price, which is defined as the lowest closing bid price (as reported by Bloomberg L.P.) of the common stock on a principal market, or if the common stock is not traded on a principal market, the highest reported bid price for the common stock, as furnished by the National Association of Securities Dealers, Inc. The price paid by Cornell Capital Partners for the Company’s stock is determined as of the date of each individual request for an advance under the equity distribution agreement. Cornell Capital Partners will also retain 5% of each advance under the equity distribution agreement. The amount of each cash advance is limited to $2,000,000 per five consecutive trading days after the advance notice is provided to Cornell Capital Partners.

Upon the execution of the equity distribution agreement, Cornell Capital Partners received as a one-time commitment fee 322,222 shares of the Company’s common stock which was valued at $300,000 on the date of issuance. In connection with the equity distribution agreement, the Company has also entered into a placement agent agreement, dated as of August 8, 2005, with Monitor Capital Inc., a non-affiliated registered broker-dealer. Upon execution of the placement agent agreement, Monitor Capital Inc. received, as a one-time placement agent fee, 11,111 shares of the Company’s common stock in an amount equal to $10,000 divided by the closing bid price of its shares on the date of issuance. The Company recorded the costs of these stock issuances and payments made for legal fees pursuant to this funding transaction as deferred offering costs on its balance sheet, which will be charged against paid-in capital as proceeds are received.

Note 6. Oil and Gas Properties

Pursuant to its agreement with P5 Petroleum, Inc., (“P5”) the Company has advanced $480,000 to P5 to cover its commitment for the initial four wells drilled on its Cecilia Prospect. During January and February 2005, P5 drilled and fracture stimulated the four wells. The current status of the four wells is they appear to be uneconomical and the Company does not anticipate any production from these wells. P5 has proposed to the Company additional stimulation procedures in order to repair damage done to the wells during the completion phase. The initial four wells were drilled on a “turnkey basis” and as such, the Company has requested P5 to perform the stimulation procedures on the possibly damaged wells at its sole cost and expense. The Company has, at its sole cost and expense, ordered additional geological and geophysical data to determine if it should continue drilling operations on the prospect.

In April 2005, the Company entered into a farmout agreement with La Mesa Partners, L.C., (“La Mesa”) in which the Company has committed to drill one well on the Hartford Prospect located in Ohio County, Kentucky. Under the terms of the agreement, the Company is to begin drilling operations by July 15, 2005, which date can be extended by La Mesa. The Company is to drill the well to a depth of 2,700 feet or a depth sufficient to test the base of the New Albany Shale formation. If the initial test well is successful, the Company has the option to purchase from La Mesa its interest in approximately 7,600 acres at a purchase price of $20 per acre. The Company will have a 100% working interest and an 81.5% net revenue interest in the prospect. The Company obtained an extension to October 31, 2005, of the farmout agreement due to rig availability in the region and began drilling operations on October 28, 2005.

Effective June 1, 2005, the Company completed the purchase of two producing oil wells and a saltwater disposal well with production facilities in the Abbeville Field located in Vermillion Parish, Louisiana. The purchase price was $175,000 and the Company had an approximate 35% working interest in the property. During the three months ended September 30, 2005, the Company acquired additional working interests from individuals in the Abbeville Field which has resulted in the Company owning 95.4% and 72.7% working interests in each well, respectively.

The Company is the designated operator of the field and has contracted with a contract operator to operate the field on its behalf. Due to the location of the wells in the Louisiana gulf coast, the wells were shut-in two days as a result of Hurricane Katrina and four days as a result of Hurricane Rita. The Company incurred no damage from Hurricane Katrina and only minor repairs were required as a result of Hurricane Rita. The Company intends to perform a full reservoir engineering analysis to determine if there are opportunities to expand production within the field and will utilize the 3-D seismic it acquired in the recent acquisition of an additional working interest to search for additional exploration and/or development prospects.

Effective June 8, 2005, the Company obtained a 40% before payout working interest, 35% after payout, in a prospect to drill a 9,000 foot test well in Jefferson Davis Parish, Louisiana. If successful, an eastern prospect will be drilled with a significant reserve potential. The Company paid the operator $53,000 for a proportionate reimbursement for land and geological and geophysical costs.

Effective July 18, 2005, the Company entered into a letter agreement to obtain an 18.75% before casing point election working interest and a 15% after casing point working interest election, in a prospect to drill a 14,500 foot test well in Brazoria County, Texas. The well will test the Lower Nod, Tex Miss and Vicksburg formations. The Company has paid the operator $84,750 for its proportionate reimbursement for land and geological and geophysical costs.

Note 7. Commitments and Contingent Liabilities

Lease Agreement

Effective November 1, 2004, the Company signed a six-month lease for office space at a cost of $200 per month. The lease expired on April 30, 2005, and is continuing on a month-to-month basis. The Company occupies office space from Herkimer Properties, LLC, of which Carl A. Chase, the Company’s CFO and a director, owns a 50% membership interest in Herkimer Properties, LLC.

Note 8. Related Party Transactions

See Note 4 “Notes Payable” for a discussion of amounts repaid to an affiliate.

See Note 7 “Commitments and Contingent Liabilities” for a discussion of office space provided by the Company’s CFO.

Note 9. Going Concern

The Company’s consolidated financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has suffered recurring losses from operations and does not have sufficient capital to fund its commitments. This raises questions as to the ability of the Company to continue as a going concern. The Company has been developing a strategy to provide sufficient capital to meet its current obligations. See Note 5 “Fundings” for a discussion of the Company’s equity distribution agreement.

Note 10. Subsequent Event

Oil and Gas Properties

Effective October 21, 2005, the Company entered into a letter agreement to participate with a 25% working interest in a prospect to reenter a previously drilled well to test the Cockfield formation at 11,000 feet in St. Landry Parish, Louisiana. The Company will have an 18.75% net revenue interest in the prospect. The Company has paid the operator $70,992 for its proportionate reimbursement for land costs and the Company’s share of drilling costs are estimated to be $136,500 for the initial well.

Funding

On November 14, 2005, Unicorp and Cornell Capital Partners mutually agreed to terminate the Standby Equity Distribution Agreement and all related documents that were entered into on August 8, 2005. No consideration was paid by either Unicorp or Cornell Capital Partners for these agreements. On November 14, 2005, the Company entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners, L. P. Pursuant to the new Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay Unicorp 91%, or a 9% discount, of the lowest closing bid price (as reported by Bloomberg L.P.) of the common stock on a principal market.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Unicorp, Inc.

We have audited the accompanying consolidated balance sheet of Unicorp, Inc. and subsidiaries (a development stage company), as of December 31, 2004 and the related consolidated statements of operations, shareholders’ equity and cash flows for the period from inception (July 12, 2004) to December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the December 31, 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unicorp, Inc. as of December 31, 2004, and the results of its operations, and its cash flows for the period inception (July 12, 2004) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the development stage, has no established source of revenue and has suffered a loss from operations that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thomas Leger & Co. L.L.P.
April 13, 2005
Houston, Texas

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(A Company in the Developmental Stage)

December 31, 2004

ASSETS

Current assets:
Cash and cash equivalents	$818,324
Certificates of deposit	1,001,425
Prepaid expenses	111,632
Total current assets	1,931,381
Oil and gas properties, full cost method:
Costs subject to amortization	--
Costs not subject to amortization	641,523
Oil and gas properties	641,523
Other assets	5,000
Total assets	$2,577,904

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$32,142
Notes payable	580,000
Accrued liabilities	8,548
Total current liabilities	620,690
Shareholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, none issued	--
Common stock, $.001 par value, 1,500,000,000 shares authorized, 82,127,034 issued and outstanding at December 31, 2004	82,127
Additional paid-in capital	8,993,238
Stock subscription receivable	(24,000)
Deficit accumulated in the developmental stage	(7,094,151)
Total shareholders’ equity	1,957,214
Total liabilities and shareholders’ equity	$2,577,904

See accompanying notes to audited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
INCEPTION (JULY 12, 2004) TO DECEMBER 31, 2004
(A Company in the Developmental Stage)

Revenue	$--

Operating expenses:
Office administration	7,564
Merger expenses	167,082
Investor relations	187,656
Professional services	149,144
Stock issuances below market value	6,047,950
Other	12,239
Total operating expenses	6,571,635

Other income (expense):
Interest income	1,732
Interest expense	(449,652)
Total other	(447,920)

Net loss	$(7,019,555)

Net loss per share:
Basic and diluted	$(0.09)

Weighted average number of common shares outstanding:
Basic and diluted	79,310,463

See accompanying notes to audited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
INCEPTION (JULY 12, 2004) TO DECEMBER 31, 2004
(A Company in the Developmental Stage)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Stock Subscription Receivable	Deficit Accumulated in the Developmental Stage	Total Shareholders’ Equity

Balances, July 12, 2004	596,469	$596	$3,995,871	--	$(3,996,467)	$--
Stock issued in reverse merger	75,000,000	75,000	(3,995,871)	--	3,921,871	1,000
Non-cash merger expenses	--	--	160,000	--	--	160,000
Stock issued for cash and non-cash issuances below market value at prices ranging from $0.01 to $0.25 per share	6,072,000	6,072	6,159,878	--	--	6,165,950
Exercise of stock options at prices ranging from $1.00 to $3.00 per share	388,000	388	633,862	(24,000)	--	610,250
Stock issued for services at prices ranging from $2.70 to $3.00 per share	50,000	50	142,450	--	--	142,500
Stock options issued for services	--	--	60,000	--	--	60,000
Stock issued in reverse stock split (See Note 3)	20,565	21	(21)	--	--	--
Additional capital contribution by shareholder	--	--	1,393,443	--	--	1,393,443
Beneficial conversion feature of convertible notes	--	--	443,626	--	--	443,626
Net loss	--	--	--	--	(7,019,555)	(7,019,555)
Balances, December 31, 2004	82,127,034	$82,127	$8,993,238	$(24,000)	$(7,094,151)	$1,957,214

See accompanying notes to audited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
INCEPTION (JULY 12, 2004) THROUGH DECEMBER 31, 2004
(A Company in the Developmental Stage)

Cash flows from operating activities:
Net loss	$(7,019,555)
Adjustments to reconcile net loss to cash used in operating activities:
Stock issuances below market value	6,047,950
Issuance of convertible notes below market value	443,626
Stock issued for services	30,867
Stock options issued for services	60,000
Non-cash merger expenses	160,000
Changes in assets and liabilities:
Accounts payable	32,142
Accrued liabilities	8,549
Net cash used in operating activities	(236,421)

Cash flows from investing activities:
Purchase of certificates of deposit	(1,001,425)
Investment in oil and gas properties	(641,523)
Deposits	(5,000)
Net cash used in investing activities	(1,647,948)

Cash flows from financing activities:
Proceeds from notes payable	580,000
Stock issued for cash	118,000
Exercise of stock options	610,250
Proceeds from contribution by shareholder	1,393,443
Net cash provided by financing activities	2,701,693

Net increase in cash	817,324
Cash and cash equivalents, beginning of period	1,000
Cash and cash equivalents, end of year	$818,324

Supplemental cash flow disclosures:
Interest paid	$--
Taxes paid	$--

See accompanying notes to audited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004
(A Company in the Developmental Stage)

Note 1. Organization and Nature of Business

Unicorp, Inc., a company in the developmental stage (the “Company” or “Unicorp”), was originally incorporated in May 1981, in the State of Nevada under the name of Texoil, Inc. The Company is a natural resource company engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids primarily from unconventional reservoirs such as fractured shales, coal beds and tight sands within the United States and additional non-conventional techniques for extraction of oil and gas reserves. The Company currently has the right to earn through drilling a 75% working interest in approximately 7,000 gross acres of leases in the New Albany Shale trend in Hardin County, Kentucky, and in December 2004 has acquired an additional 2,400 net acres adjacent to this prospect. In addition, the Company has signed a letter of intent to acquire the exclusive rights for use in the United States for a period of ten years, a vibro seismic impact technology (“VSIT”). This VSIT technology, which has proven successful in Russia and Indonesia, allows oil producers to obtain increased oil production from oil reserves previously classified as unrecoverable. Based upon initial testing results, the Company has decided not to pursue the use of this technology at this time. The Company intends to expend its capital resources to develop its Hardin and Ohio County, Kentucky projects, seek out additional opportunities for drilling of fractured shales and acquire conventional and unconventional oil and gas reserves.

On July 29, 2004, Unicorp closed on a transaction acquiring all of the common stock of Affiliated Holdings, Inc., a Texas corporation (“Affiliated”), pursuant to a stock agreement by and among the Company, Affiliated and the stockholders of Affiliated (the “Stock Transaction”). As a result of the Stock Transaction, Affiliated became a wholly-owned subsidiary of the Company, through which operations will be conducted. References herein to the Company include Affiliated.

As a result of the closing of the Transaction, the Company issued an aggregate of 75,000,000 shares of its common stock to the former shareholders of Affiliated (in exchange for all the outstanding capital stock of Affiliated), resulting in the former shareholders of Affiliated owning approximately 99.2% of the issued and outstanding Company common stock. Affiliated paid $160,000 for the purchase of Unicorp and incurred $7,082 in legal fees to close the transaction. The pro forma affects are not material to the financial statements.

As of December 31, 2004, Unicorp had three wholly-owned subsidiaries as follows:

•
Affiliated Holdings, Inc. (“Affiliated”) - This subsidiary was incorporated in the State of Texas on July 12, 2004, for the purpose of the acquisition and development of oil and natural gas properties. On July 29, 2004, Affiliated exchanged 100% of its common stock for approximately 99% of the common stock of Unicorp. Affiliated will be the subsidiary from which the Company will conduct its oil and gas operations.

•
Marcap International, Inc. (“Marcap”) - This subsidiary was incorporated in Texas on August 23, 1984, as Whitsitt Oil Company to engage in oil & gas exploration and production activities in Ohio and Texas. Marcap was acquired by the Company in 1988 and the name, Whitsitt Oil Company, was changed to Martex Trading Co., Inc. and subsequently to Marcap. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities.

•
Laissez-Faire Group, Inc. (“LFGI”) - This subsidiary was incorporated in Texas on August 16, 1996 and acquired by the Company on December 31, 1997. LFGI has not yet engaged in any significant business activities. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities.

The consolidated financial statements include the accounts of Unicorp, Inc., and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

On September 30, 2004, the Company entered into an assumption agreement with Equitable Assets, Inc. (“Equitable”), whereby Equitable acquired all of the capital stock of Med-X Systems, Inc. (“Med-X”). Equitable agreed to assume any and all liabilities, responsibilities, costs, expenses and other obligations that Med-X or Unicorp may have.

Note 2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and account balances have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of time deposits and liquid debt investments with original maturities of three months or less. At December 31, 2004, the Company had $518,017 in a time deposit with a local bank and with the maximum insured amount by the FDIC of $100,000 and $300,000 in a certificate deposit with a foreign bank and maturing March 23, 2005, which is not insured. The certificate of deposit automatically renews for successive terms, each equal to the original term, unless the bank is advised otherwise five banking days prior to maturity. The certificate of deposit is subject to an early withdrawal penalty which is equal to one month’s interest.

Certificates of Deposit

At December 31, 2004, the Company had two certificates of deposit with original maturities in excess of three months with a foreign bank which are not insured. The principal amounts, maturities and interest rates of the certificates of deposit are approximately as follows:

Principal Amount	Interest Rate	Maturity Date
$500,000	5.275%	June 23, 2005
500,000	6.275%	December 23, 2005
$1,000,000

The certificates of deposit automatically renew for successive terms, each equal to the original term, unless the bank is advised otherwise five banking days prior to maturity. The certificates of deposit are subject to an early withdrawal penalty which is equal to one month’s interest for the certificate of deposit maturing June 23, 2005, and two month’s interest for the certificate of deposit maturing December 23, 2005. Other than the early withdrawal penalty, there are no restrictions on the certificates of deposit.

Concentration of Risk

As discussed above, at December 31, 2004, the Company had $518,017 in a time deposit with a local bank with the maximum insured amount by the FDIC of $100,000 and $1,300,000 invested with a foreign bank in three certificates of deposit with varying interest rates and maturities. These certificates of deposit are not insured by any foreign agency. Should the foreign bank default on the repayment of the principal amount of the certificates of deposit or the local bank default on the repayment of the Company’s time deposit in excess of $100,000, this would have a material adverse effect on the Company’s results of operations and cash flows.

Oil and Gas Properties

The Company follows the full cost method of accounting for its oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities, are capitalized. Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized.

The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and gas reserves as determined by independent petroleum engineers. Excluded from amounts subject to depletion are costs associated with unevaluated properties. Natural gas and crude oil are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of crude oil.

Net capitalized costs are limited to the lower of unamortized cost net of deferred tax or the cost center ceiling. The cost center ceiling is defined as the sum of (i) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs, adjusted for contract provisions and financial derivatives that hedge the Company’s oil and gas reserves; (ii) the cost of properties not being amortized; (iii) the lower of cost or market value of unproved properties included in the cost center being amortized; (iv) income tax effects related to differences between the book and tax basis of the natural gas and crude oil properties.

Revenue Recognition

Revenues will be recognized when title to the products transfer to the purchaser. The Company will follow the “sales method” of accounting for its natural gas and crude oil revenue, so that the Company recognizes sales revenue on all natural gas or crude oil sold to its purchasers, regardless of whether the sales are proportionate to the Company’s ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves.

Income Taxes

The Company accounts for income taxes using the liability method, under which the amount of deferred income taxes is based on the tax effects of the differences between the financial and income tax basis of the Company’s assets, liabilities and operating loss carryforwards at the balance sheet date based upon existing tax laws. Deferred tax assets are recognized if it is more likely than not that the future income tax benefit will be realized. Since utilization of net operating loss carryforwards is not assured, no benefit for future offset of taxable income has been recognized in the accompanying financial statements.

Disclosure of Fair Value of Financial Instruments

The Company’s financial instruments include cash, time deposits, accounts receivable, notes payable and accounts payable. The carrying amounts reflected in the balance sheet for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments.

Earnings (Loss) Per Share

The Company computes net income (loss) per share pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share”. Basic net income (loss) per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted net income (loss) per share is determined in the same manner as basic net income (loss) per share except that the number of shares is increased assuming exercise of dilutive stock options, warrants and convertible debt using the treasury stock method and dilutive conversion of the Company’s convertible preferred stock.

During the year ended December 31, 2004, options to purchase 217,000 shares of common stock and convertible debt, convertible into 725,000 shares of common stock were excluded from the calculation of earnings per share since their inclusion would be antidilutive. During the year ended December 31, 2004 there was no convertible preferred stock outstanding.

Stock Options

On July 29, 2004, the Board of Directors adopted the 2004 Stock Option Plan (the “2004 Plan”), which allows for the issuance of up to 6,000,000 stock options to directors, executive officers, employees and consultants of the Company who are contributing to the Company’s success. As of December 31, 2004, there were 217,000 non-qualified stock options outstanding at exercise prices ranging from $1.00 to $3.50 per share pursuant to the 2004 Plan. The 2004 Plan was approved by the shareholders on September 20, 2004.

During December 2002, the FASB issued SFAS No. 148. Statement 148 establishes standards for two alternative methods of transition to the fair value method of accounting for stock-based employee compensation of FASB SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 148 also amends and augments the disclosure provisions of SFAS 123 and Accounting Principles Board Opinion 28 “Interim Financial Reporting” to require disclosure in the summary of significant accounting policies for all companies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transition standards and disclosure requirements of SFAS 148 are effective for fiscal years and interim periods ending after December 15, 2002. The Company has adopted only the disclosure provisions of this statement. The Company accounts for non-employee stock option expense in accordance with SFAS 123 and EITF 96-18.

Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income (Loss)

Comprehensive income is defined as all changes in shareholders’ equity, exclusive of transactions with owners, such as capital instruments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, changes in market value of certain investments in securities and certain changes in minimum pension liabilities. The Company’s comprehensive loss was equal to its net loss for the year ended December 31, 2004.

Going Concern

The Company’s consolidated financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company is in the development stage, has no established source of revenue and has suffered losses from operations that raises substantial doubt about its ability to continue as a going concern. The Company has been developing a strategy to provide sufficient capital to meet its current obligations. Management is reviewing ways for obtaining capital through either additional borrowings, the sale of equity securities or other means.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (SFAS 123R). This statement revises SFAS No. 123, supersedes APB No. 25, and requires companies to recognize the cost of employee stock options and other awards of stock-based compensation based on the fair value of the award as of the grant date. The effective date of this pronouncement is as of the beginning of the first interim or annual period that begins after June 15, 2005. The Company is evaluating whether the adoption of FASB No. 123R will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2004, the FASB published the following two final FASB Staff Positions, effective immediately. FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” giving guidance on applying FASB Statement No. 109, Accounting for Income Taxes, to the tax deduction on qualified production activities provided by the American Jobs Creation Act of 2004. FAS 109-2 “Accounting and Disclosure Guidance for that Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” provides guidance on the Act’s repatriation provision. The Company does not believe that the adoption of FAS 109-1 or FAS 109-2 will have a material impact on its consolidated financial position, results of operations or cash flows.

In November 2004, the FASB Emerging Issues Task Force, or EITF, reached a consensus in applying the conditions in Paragraph 42 of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” (EITF 03-13). Evaluation of whether operations and cash flows have been eliminated depends on whether (1) continuing operations and cash flows are expected to be generated, and (2) the cash flows, based on their nature and significance, are considered direct or indirect. This consensus should be applied to a component that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. The Company does not believe that the adoption of EITF 03-13 will have a material impact on its consolidated financial position, results of operations or cash flows.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (SFAS No. 151). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006, beginning on January 1, 2006. The Company does not believe the adoption of SFAS No. 151 will have a material impact on the consolidated financial position, results of operations and cash flows.

Note 3. Common Stock

During the three months ended September 30, 2004, the Company issued 5,900,000 shares of its common stock to five individuals, which includes the Company’s directors and founding members, each of which was a sophisticated investor, for cash proceeds of $75,000. The Company recorded non-cash stock issuance expense of $5,824,950 resulting from the then below fair market value issuance of the shares at the date of sale.

During the three months ended December 31, 2004, the Company issued 172,000 shares of its common stock to nine individuals, each of which was a non-sophisticated investor, for cash proceeds of $43,000. The Company recorded non-cash stock issuance expense of $223,000 resulting from the issuances below the then fair market value of the stock at the date of sale.

During December 2004, the Company issued 25,000 shares of its common stock to an individual pursuant to its 2004 Stock Option Plan for legal services valued at $67,500 of which $36,633 was recorded as a prepaid expense at December 31, 2004 and $30,867 was charged to expense at December 31, 2004.

During December 2004, the Company issued 25,000 shares of its common stock to an individual for consulting services during 2005 valued at $75,000, all of which has been recorded as a prepaid expense at December 31, 2004.

On October 12, 2004, the Company completed its previously announced 100-for-1 forward stock split immediately followed by a 1-for-2003 reverse stock split that was approved and affected in July 2001 for shareholders of record, but not with respect to shareholders in street name. The shareholders of record received the forward and reverse splits as of that date but the NASD was not notified to finish the split on all shares held in street name until October 2004. The net effect was a reverse split of 1-for-20 shares of the Company’s common stock held in street name. As part of the reverse stock split, no shareholder would have less than 100 shares after the split. During December 2004, the Company issued 20,565 shares of its common stock to satisfy this condition.

Note 4. Notes Payable

During November and December 2004, the Company issued $580,000 principal amount in the form of one year, 10% convertible secured notes to five investors. The notes are due in November and December 2005 and the funds were used to pay for lease bonus costs and drilling and completion costs of four wells on the Company’s Cecilia Prospect located in Hardin County, Kentucky. At the option of the note holder, the notes are convertible into common stock of the Company at a conversion price of $0.80 per share anytime prior to November and December 2005. Interest on the 10% convertible notes is payable quarterly out of available cash flow from operations as determined by the Company’s Board of Directors, or if not paid but accrued, will be paid at the next fiscal quarter or at maturity. The conversion price of the notes was calculated based on a discount to the bid price on the date of funding. As the conversion price was below the fair value of the common stock on the date issued, the Company has recorded the beneficial conversion feature of the note in accordance with the provisions found in EITF 98-5 by recording a $443,626 discount on the note. The discount was recorded as interest expense during the fiscal quarter ended December 31, 2004, as the note was immediately convertible.

    The notes payable at December 31, 2004, are as follows:

Amount
Note due to an officer of the Company at an annual interest rate of 10%, due November 18, 2005 and convertible into Company common stock at $0.80 per share	$230,000
Note due to a shareholder of the Company at an annual interest rate of 10%, due November 18, 2005 and convertible into Company common stock at $0.80 per share	135,000
Note due to a shareholder of the Company at an annual interest rate of 10%, due November 18, 2005 and convertible into Company common stock at $0.80 per share	130,000
Note due to an officer of the Company at an annual interest rate of 10%, due November 23, 2005 and convertible into Company common stock at $0.80 per share	10,000
Note due to an officer of the Company at an annual interest rate of 10%, due December 13, 2005 and convertible into Company common stock at $0.80 per share	15,000
Note due to an officer of the Company at an annual interest rate of 10%, due December 23, 2005 and convertible into Company common stock at $0.80 per share	25,000
Note due to a shareholder of the Company at an annual interest rate of 10%, due December 23, 2005 and convertible into Company common stock at $0.80 per share	10,000
Note due to a shareholder of the Company at an annual interest rate of 10%, due December 28, 2005 and convertible into Company common stock at $0.80 per share	25,000
Total notes payable	$580,000

Note 5. Oil and Gas Properties

    Oil and gas properties consist of the following at December 31, 2004:

Lease bonus costs	$161,523
Prepaid drilling costs	480,000
Total	$641,523

Pursuant to its agreement with P5 Petroleum, Inc., (“P5”) the Company has advanced $480,000 to P5 to cover its commitment for the initial four wells to be drilled on its Cecilia Prospect. During January and February 2005, P5 drilled and fracture stimulated the four wells. The current status of the four wells is they appear to be uneconomical. P5 has proposed to the Company additional stimulation procedures in order to repair damage done to the wells during the completion phase. As of the date of this report, the Company was evaluating the proposal from P5.

Note 6. Commitments and Contingent Liabilities

Lease Agreement

Effective November 1, 2004, the Company signed a six-month lease for office space at a cost of $200 per month. The lease expired on April 30, 2005. The Company leases office space from Herkimer Properties, LLC, of which Carl A. Chase, the Company’s CFO and a director, owns 50% of Herkimer Properties, LLC.

Oil and Gas Properties

In November, 2004, the Company signed a letter agreement with P5 Petroleum, Inc. to participate in a drilling program on the Cecilia Prospect. The Cecilia Prospect, located in Hardin County, Kentucky, is 7,000 acres along the New Albany Shale trend. Under the terms of the agreement with P5, the Company is initially committed to drilling a minimum of 4 wells on a turnkey basis of $120,000 each and payment of $100,000 in lease bonus. Subject to the success of the initial four wells, the Company has the option to participate in an additional 26 wells with the Company paying 100% of the well costs through the 30 well program, lease bonus and installation of the field infrastructure. Should the Company elect to participate in an additional 26 wells, it would be required to pay $120,000 on a turnkey basis for each well with the total additional well cost to be $3,120,000, an additional $150,000 for lease bonus costs and $300,000 for field facilities. After payout of all drilling, completion, field facilities, lease bonus costs and lease operating expenses, P5 will retain a 25% working interest and the Company will retain a 75% working interest in the area of mutual interest (“AMI”). As of the date of this report, the Company has drilled its initial four well commitment and is evaluating a proposal from P5 for additional stimulation procedures in order to repair damage done to all wells during the completion phase. Upon the successful completion of the initial 30 well program, all subsequent operations will be owned 75% by the Company and 25% by P5. The agreement also gives the Company the option to participate in adjacent leases within the AMI which hold an additional 16,000 acres. In December 2004, the Company and P5 acquired an additional 2,400 gross acres of this 16,000 acres.

Note 7. Related Party Transactions

During the year ended December 31, 2004, an officer and shareholder of the Company holding more than 10% of the Company’s outstanding shares, sold shares of common stock of the Company in transactions deemed to be short-swing sales. As such, the shareholder disgorged to the Company the profits realized from the stock sale in the amount of approximately $1.4 million. The Company accounted for the cash receipt as a contribution from a shareholder and reflected the proceeds as an increase in additional paid-in capital in its financial statements. Proceeds from this sale did not effect the Company’s consolidated statement of operations.

See Note 6 for a discussion of office space provided by the Company’s CFO.

Note 8. Stock Options

During the year ended December 31, 2004, the Company issued 605,000 stock options to consultants for services at exercise prices ranging from $1.00 to $3.50 per share. Of the stock options issued, 388,000 stock options were issued during the period which resulted in proceeds to the Company of $610,250 and had a stock subscription receivable of $24,000 at December 31, 2004, which receivable was collected in January 2005. The stock options issued for services were valued based upon the services provided.

Stock option activity during the year ended December 31, 2004 is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding, January 1, 2004	--	$ --
Granted	605,000	$2.12
Exercised	388,000	$1.63
Forfeited	--	--
Expired	--	--
Outstanding, December 31, 2004	217,000	$3.00
Exercisable, December 31, 2004	217,000	$3.00

At December 31, 2004, the range of exercise prices and weighted average remaining contractual life of outstanding options was $1.00 to $3.50 and 3.9 years, respectively. The weighted average grant date fair value of the options issued in 2004 amounted to $2.12.

Note 9. Income Taxes

The Company has incurred net losses since the merger with Affiliated. (See Note 1.) and therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward from July 12, 2004, has been fully reserved. The cumulative estimated operating loss carry-forward is approximately $365,935 at December 31, 2004, and will expire in 2024. The Company’s net operating loss carry-forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

The following table sets forth a reconciliation of federal income tax for the year ended December 31, 2004:

Loss before income taxes	$(7,019,555)

Income tax benefit computed at statutory rates	$(2,386,649)
Valuation allowance	124,418
Permanent differences and non-deductible expenses	2,262,231
$--

Deferred income taxes consist of the following at December 31, 2004:

Net operating loss carry-forward	$124,418
Valuation allowance	(124,418)
$--

Note 10. Subsequent Events

In January 2005, subject to one-year employment agreements with the Company’s Chief Executive Officer and Chief Financial Officer, the Company issued 240,000 non-qualified stock options to its CEO at an exercise price of $1.00 per share, expiring in four years and immediately vested and 120,000 non-qualified stock options to its CFO at an exercise price of $1.00 per share, expiring in four years and immediately vested.

In April 2005, the Company entered into a farmout agreement with La Mesa Partners, L.C., (“La Mesa”) in which the Company has committed to drill one well on the Hartford Prospect in Ohio County, Kentucky. The Company is to drill the well to a depth of 2,700 feet or a depth sufficient to test the base of the New Albany Shale formation. If the initial test well is successful, the Company has the option to purchase from La Mesa its interest in approximately 7,600 acres at a purchase price of $20 per acre. The Company will have a 100% working interest and a 81.5% net revenue interest in the prospect.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Unicorp, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

-----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

ཉ except the common stock offered by this prospectus;

ཉ in any jurisdiction in which the offer or solicitation is not authorized;

ཉ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

ཉ to any person to whom it is unlawful to make the offer or solicitation; or

ཉ to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

ཉ there have been no changes in the affairs of Unicorp after the date of this prospectus; or

ཉ the information contained in this prospectus is correct after the date of this prospectus.

---------------------- PROSPECTUS --------------------- 18,293,103 Shares of common stock UNICORP, INC. January __, 2006

-----------------------

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Unicorp. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Unicorp pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$1,248.80
Printing and Engraving Expenses	2,500.00
Accounting Fees and Expenses	15,000.00
Legal Fees and Expenses	50,000.00
Miscellaneous	16,251.20
TOTAL	$85,000.00

Recent Sales Of Unregistered Securities

During December 2005, we issued 50,000 shares of our common stock to an individual as payment for legal services which we valued at $35,000 and 50,000 shares of our common stock to another individual as payment for consulting services which we valued at $30,000.

During October 2005, we issued 24,523 shares of our common stock to an individual for payment of accounts payable of $30,000 ($1.22 per share), which we valued at $30,000.

During September 2005, we issued 38,462 shares of our restricted common stock to an individual for the partial acquisition of the individual’s working interest in Abbeville Field located in Vermillion Parish, Louisiana and 3-D seismic data which it valued at $50,000.

During the nine months ended September 30, 2005, we issued 59,412 shares of our restricted common stock to an individual for payment of accounts payable of $90,000 ($1.51 per share), which we valued at $90,000. In addition, we issued 160,000 shares to two individuals resulting from the exercise of stock options and the Company received cash of $183,000.

During August 2005, we issued 48,587 shares of our restricted common stock to an individual for payment of accounts payable of $60,000.

On August 8, 2005, we issued 322,222 shares of our restricted common stock to Cornell Capital Partners as a one-time commitment fee under the Equity Distribution Agreement, which we valued at $300,000.

On August 8, 2005, we issued 11,111 shares of our restricted common stock to Monitor Capital, Inc. as a placement agent fee, which we valued at $10,000.

During the three months ended March 31, 2005, we issued 10,825 shares of our restricted common stock to an individual for payment of accounts payable of $30,000 ($2.77 per share), which we valued at $30,000 and 1,250 shares to a company to replace a stock certificate erroneously issued by our prior transfer agent. In addition, we issued 17,500 shares to two individuals resulting from the exercise of stock options and we received cash of $15,000 and recorded a stock subscription receivable of $4,500.

During the three months ended March 31, 2005, we issued 7,285 shares of our restricted common stock to an individual for payment of accounts payable of $20,000 and 3,540 non-restricted shares to this same individual for payment of accounts payable of $10,000.

During October and November 2004, we sold 172,000 shares of our restricted common stock to nine non-accredited investors for $0.25 per share for total proceeds of $43,000 and recorded non-cash compensation expense of $223,000 as a result of the issuances below the then fair market value of the stock on the date of sale.

During November and December 2004, we issued $580,000 principal amount in the form of one year, 10% convertible secured notes to five investors. The notes were due in November and December 2005 and the funds were used to pay for lease bonus costs and drilling and completion costs of four wells on our Cecilia Prospect located in Hardin County, Kentucky. At the option of the note holder, the notes are convertible into our common stock at a conversion price of $0.80 per share anytime prior to November and December 2005. Interest on the 10% convertible notes is payable quarterly out of available cash flow from operations as determined by our Board of Directors, or if not paid but accrued, will be paid at the next fiscal quarter or at maturity. The conversion price of the notes was calculated based on a discount to the bid price on the date of funding. Following lists the issuances of the notes payable:

On November 18, 2004, we issued a promissory note in the amount of $230,000. The note was issued to an officer of Unicorp and has an annual interest rate of 10%. The note was due November 18, 2005 and is convertible into our common stock at $0.80 per share. This note was extended to November 18, 2006, at the option of the noteholder.

On November 18, 2004, we issued a promissory note in the amount of $135,000. The note was issued to a shareholder of Unicorp and has an annual interest rate of 10%. The note was due November 18, 2005 and convertible into our common stock at $0.80 per share. We repaid the note through the issuance of 187,678 shares of our restricted common stock in December 2005.

On November 18, 2004, we issued a promissory note in the amount of $130,000. The note was issued to a shareholder of Unicorp and has an annual interest rate of 10%. The note was due November 18, 2005 and is convertible into our common stock at $0.80 per share. We repaid the note through the issuance of 180, 727 shares of our restricted common stock in December 2005.

On November 23, 2004, we issued a promissory note in the amount of $10,000. The note was issued to an officer of Unicorp and has an annual interest rate of 10%. The note was due November 23, 2005 and convertible into our common stock at $0.80 per share. This note was extended to November23, 2006, at the option of the noteholder.

On December 13, 2004, we issued a promissory note in the amount of $15,000. The note was issued to an officer of Unicorp and has an annual interest rate of 10%. The note was due December 13, 2005 and convertible into our common stock at $0.80 per share. This note was extended to December 13, 2006, at the option of the noteholder.

On December 23, 2004, we issued a promissory note in the amount of $25,000. The note was issued to an officer of Unicorp and has an annual interest rate of 10%. The note was due December 23, 2005 and convertible into our common stock at $0.80 per share. This note was repaid with cash during fiscal 2005.

On December 23, 2004, we issued a promissory note in the amount of $10,000. The note was issued to a shareholder of Unicorp and has an annual interest rate of 10%. The note was due December 23, 2005 and convertible into our common stock at $0.80 per share. We repaid the note through the issuance of 13,798 shares of our restricted common stock in December 2005.

On December 28, 2004, we issued a promissory note in the amount of $25,000. The note was issued to a shareholder of Unicorp and has an annual interest rate of 10%. The note was due December 28, 2005 and convertible into our common stock at $0.80 per share. We repaid the note through the issuance of 34,495 shares of our restricted common stock in December 2005.

In December 2004 we issued 25,000 shares of our restricted common stock to an individual for future consulting services over a six-month period. We valued the services at $75,000 and recorded the issuance as a prepaid item to be utilized in fiscal 2005.

During the three months ended September 30, 2004, we issued 5,900,000 shares of our common stock to five individuals, each of which was a sophisticated investor, for cash proceeds of $75,000.

The above transactions were completed pursuant to Section 4(2) of the Securities Act. With respect to issuances made pursuant to Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons. Each recipient either received adequate information about the Company or had access, through employment or other relationships, to such information, and the Company determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

Index to Exhibits

EXHIBIT NO.	DESCRIPTION	LOCATION
3.1	Articles of Incorporation of Registrant	Incorporated by reference to Registrant’s Form S-2 dated Octoberl3, 1981.
3.2	Certificate of Amendment to Articles of Incorporation of Registrant	Incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1997 dated March 6, 1998.
3.3	Bylaws, as amended January 20, 1998, of Registrant	Incorporated by reference to Registrant’s Form 10-KSB for the period ended December 31, 1997, dated March 6, 1998.
5.1	Opinion re Legality	Filed by Amendment
10.1
Agreement and Plan of Reorganization dated December 15, 1997 by and between UNICORP, Inc., The Laissez-Faire Group, Inc., and L. Mychal Jefferson II with respect to the exchange of all of the shares owned by L. Mychal Jefferson II in The Laissez-Faire Group, Inc. for an amount of shares of UNICORP, Inc. equal to 94 percent of the issued and outstanding shares of its capital stock
Incorporated by reference to Exhibit “1” to Registrant’s Form 8-K dated February 13, 1998 and filed February 18, 1998.
10.2	Agreement of Purchase and Sale of Assets effective as of January 1, 1998 by and between UNICORP, Inc. and Equitable Assets Incorporated with respect to purchase of 58,285.71 tons of Zeolite	Incorporated by reference to Exhibit “1” to Registrant’s Form 8-K dated March 1, 1998 and filed April 9, 1998.
10.3	Option to Acquire the Outstanding Stock of Whitsitt Oil Company, Inc. effective as of January 1, 1998 by and between UNICORP, Inc. and AZ Capital, Inc.	Incorporated by reference to Exhibit “2” to Registrant’s Form 8-K dated March 1, 1998 and filed April 9, 1998.
10.4
Agreement and Plan of Reorganization dated March 1, 1999 by and between UNICORP, Inc., The Auto Axzpt.com Group, Inc. and R. Noel Rodriguez with respect to the exchange of all of ‘the shares owned by the shareholders in The Auto Axzpt.com, Inc. for shares of UNICORP, Inc.
Incorporated by reference to Exhibit 2 to Registrant’s Form 8-K dated March 1, 1999 and filed April 7, 1999.
10.5	Agreement dated as of March 23, 2001, between Unicorp, Inc., Equitable Assets, Incorporated, Texas Nevada Oil & Gas Co. and Opportunity Acquisition Company	Incorporated by reference to Exhibit 10.6 to Registrant’s Form 10-QSB for the period ending March 31, 2001 and filed April 16, 2002.
10.6	July 31, 2001 First Amendment of Agreement dated March 23, 2001, between Unicorp, Inc., Equitable Assets, Incorporated, Texas Nevada Oil & Gas Co. and Houston American Energy Corp.	Incorporated by reference to Exhibit 10.7 to Registrant’s Form 10-QSB for the period ending September 30, 2001and filed April 16, 2002.
10.7	Exchange Agreement dated July 29, 2004, between Registrant and Affiliated Holdings, Inc.	Incorporated by reference to Exhibit 10.7 to Registrant’s Form 10-QSB for the period ended June 30, 2004 and filed August 5, 2004.
10.8	2004 Stock Option Plan	Incorporated by reference to Exhibit A to Registrant’s Definitive Information Statement filed on September 1, 2004.
10.9	Letter Agreement dated November 17, 2004 between Unicorp, Inc. and P5 Petroleum, Inc.	Incorporated by reference to Exhibit 10.9 to Registrant’s Form 10-QSB filed on November 22, 2004.
10.10	Employment Agreement with Kevan Casey	Incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed on January 5, 2005.
10.11	Employment Agreement with Carl A. Chase	Incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K filed on January 5, 2005.
10.12	Standby Equity Agreement dated as of November 14, 2005, by and between Unicorp and Cornell Capital Partners, LP	Provided herewith
10.13	Registration Rights Agreement dated as of November 14, 2005, by and between Unicorp and Cornell Capital Partners, LP	Provided herewith
10.14	Placement Agent Agreement dated as of November 14, 2005, by and between Unicorp, Cornell Capital Partners, LP and Monitor Capital Inc., as placement agent	Provided herewith
10.15	Assignment and Bill of Sale effective June 1, 2005 between Affiliated Holdings, Inc. and Jordan Oil Company, Inc.	Incorporated by reference as an exhibit to the Company’s Form SB-2 filed on November 16, 2005.
10.16	Assignment and Bill of Sale effective August 1, 2005 between Affiliated Holdings, Inc. and Walter Johnson	Incorporated by reference as an exhibit to the Company’s Form SB-2 filed on November 16, 2005.
10.17	Participation Letter Agreement dated June 2, 2005 between Affiliated Holdings, Inc. and Jordan Oil Company, Inc.	Incorporated by reference as an exhibit to the Company’s Form SB-2 filed on November 16, 2005.
10.18	Participation Letter Agreement dated July 21, 2005 between Affiliated Holdings, Inc. and Jordan Oil Company, Inc.	Incorporated by reference as an exhibit to the Company’s Form SB-2 filed on November 16, 2005.
10.20	Farmout Agreement dated April 12, 2005 between Affiliated Holdings, Inc. and La Mesa Partners, L.C.	Incorporated by reference as an exhibit to the Company’s Form SB-2 filed on November 16, 2005.
14.1	Code of Ethics	Incorporated by reference to Exhibit 14.1 to Registrant’s Form KSB filed on April 15, 2005.
21.1	Subsidiaries of Registrant by reference	Exhibit 21.1 to Registrant’s Form 10-QSB filed on November 22, 2004.
23.1	Consent of Attorney	Incorporated by reference to Exhibit 5.1
23.2	Consent of Thomas Leger & Co. L.L.P.	Provided herewith

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on January 12, 2006.

Dated: January 12, 2006	UNICORP, INC.

By: /s/ Kevan Casey
Name: Kevan Casey
Title: Chief Executive Officer

By: /s/ Carl A. Chase
Name: Carl A. Chase
Title: Chief Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevan Casey his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly singed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Kevan Casey	Chairman of the Board of Directors	January 12, 2006
Kevan Casey

/s/ Carl A. Chase	Director	January 12, 2006
Carl A. Chase